Exhibit 99.3
ITEM 8. AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Applied Digital Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Applied Digital Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. Our audits also included the financial statement schedule – Valuation and Qualifying Accounts. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, present fairly, in all material respects, the information stated therein.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, applying the modified – prospective method.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Applied Digital Solutions, Inc. and subsidiaries internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2007 (with respect to the internal controls over financial reporting relating to the reclassification of InfoTech and Outerlink as discontinued operations as described in Notes 1 and 16, August 31, 2007) expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
Eisner LLP
New York, New York
March 14, 2007
With respect to the reclassification of
InfoTech and OuterLink as discontinued
operations, as described in Notes 1 and 16,
August 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of
Applied Digital Solutions, Inc.
We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, that Applied Digital Solutions, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Applied Digital Solutions, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Applied Digital Solutions, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Applied Digital Solutions, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 14, 2007 (with respect to the reclassification of InfoTech and OuterLink as discontinued operations as described in Notes 1 and 16, August 31, 2007) expressed an unqualified opinion on those consolidated financial statements.
Eisner LLP
New York, New York
March 14, 2007
With respect to internal controls over
financial reporting related to the
reclassification of InfoTech and OuterLink
as discontinued operations as described in
Notes 1 and 16,
August 31, 2006

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(As revised see Notes 1 and 16)
(In thousands, except par value)

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,271	$22,062
Restricted cash	81	310
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $778 in 2006 and $760 in 2005)	18,408	21,624
Inventories	13,663	12,019
Deferred taxes	697	392
Other current assets	3,827	2,649
Current assets of discontinued operations	6,213	5,848

TOTAL CURRENT ASSETS	50,160	64,904

PROPERTY AND EQUIPMENT, NET	11,751	10,849

GOODWILL, NET	82,385	86,231

INTANGIBLES, NET	20,200	21,568

DEFERRED OFFERING COSTS	5,079	1,140

OTHER ASSETS, NET	1,104	764

OTHER ASSETS OF DISCONTINUED OPERATIONS	671	502

	$171,350	$185,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable and current maturities of long-term debt	$7,262	$2,819
Accounts payable	17,424	12,031
Accrued expenses	17,330	20,143
Deferred revenue	2,418	1,340
Current liabilities of discontinued operations	10,517	10,352

TOTAL CURRENT LIABILITIES	54,951	46,685

LONG-TERM DEBT AND NOTES PAYABLE	14,211	15,692
DEFERRED TAXES	5,803	5,614
WARRANT LIABILITY	1,199	1,123
DEFERRED REVENUE	1,189	—
OTHER LIABILITIES OF DISCONTINUED OPERATIONS	1,059	536

TOTAL LIABILITIES	78,412	69,650

COMMITMENTS AND CONTINGENCIES
Minority interest	47,984	48,325
Minority interest, discontinued operations	1,090	1,437

MINORITY INTEREST	49,074	49,762

STOCKHOLDERS’ EQUITY
Preferred shares: Authorized 5,000 shares in 2006 and 2005 of $10 par value; special voting, no shares issued or outstanding in 2006 and 2005	—	—
Common shares: Authorized 125,000 shares in 2006 and 2005, of $.01 par value; 67,088 shares issued and 66,988 shares outstanding in 2006 and 67,139 shares issued and 67,039 shares outstanding in 2005	671	671
Additional paid-in-capital	513,242	509,761
Accumulated deficit	(468,596)	(441,387)
Accumulated other comprehensive income (loss)	324	(122)

Subtotal	45,641	68,923
Treasury stock (carried at cost, 100 shares in 2006 and 2005)	(1,777)	(1,777)
Notes received for shares issued	—	(600)

TOTAL STOCKHOLDERS’ EQUITY	43,864	66,546

	$171,350	$185,958

See the accompanying notes to consolidated financial statements

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(As revised see Notes 1 and 16)
(In thousands, except per share data)

	For the years ended December 31,
	2006	2005	2004
PRODUCT REVENUE	$89,530	$81,680	$81,263
SERVICE REVENUE	15,489	13,142	10,982

TOTAL REVENUE	105,019	94,822	92,245
COST OF PRODUCTS SOLD	51,759	47,692	59,007
COST OF SERVICES SOLD	6,065	6,100	4,086

GROSS PROFIT	47,195	41,030	29,152

OPERATING COSTS AND EXPENSES:
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	58,030	45,821	32,962
RESEARCH AND DEVELOPMENT	7,572	5,871	3,068
GOODWILL AND ASSET IMPAIRMENT	6,629	—	—

TOTAL OPERATING COSTS AND EXPENSES	72,231	51,692	36,030

OPERATING LOSS BEFORE OTHER ITEMS	(25,036)	(10,662)	(6,878)

INTEREST AND OTHER INCOME	1,347	2,664	1,892
INTEREST (EXPENSE) RECOVERY	(3,219)	1,935	(2,738)

TOTAL OTHER (EXPENSES) INCOME	(1,872)	4,599	(846)

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST, AND GAINS (LOSSES) ATTRIBUTABLE TO CAPITAL TRANSACTIONS OF SUBSIDIARIES	(26,908)	(6,063)	(7,724)

(PROVISION) BENEFIT FOR INCOME TAXES	(62)	434	(66)

LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST,AND GAIN (LOSS) ATTRIBUTABLE TO CAPITAL TRANSACTIONS OF SUBSIDIARIES	(26,970)	(5,629)	(7,790)
MINORITY INTEREST	2,510	(73)	(415)
NET (LOSS) GAIN ON CAPITAL TRANSACTIONS OF SUBSIDIARIES	(1,632)	411	11,090
GAIN (LOSS) ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARIES	503	598	(20,203)

LOSS FROM CONTINUING OPERATIONS	(25,589)	(4,693)	(17,318)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES OF $0	(1,620)	(5,556)	(2,166)
GAIN ON CHANGE IN ESTIMATE OF LOSS ON DISPOSAL AND OPERATING LOSSES DURING THE PHASE OUT PERIOD	—	84	2,185

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(1,620)	(5,472)	19

NET LOSS	(27,209)	(10,165)	(17,299)
PREFERRED STOCK DIVIDENDS	—	(1,573)	—
ACCRETION OF BENEFICIAL CONVERSION FEATURE OF REDEEMABLE PREFERRED STOCK — SERIES D	—	(474)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(27,209)	$(12,212)	$(17,299)

LOSS PER COMMON SHARE — BASIC AND DILUTED LOSS FROM CONTINUING OPERATIONS	$(0.38)	$(0.11)	$(0.34)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(0.02)	(0.08)	0.00

NET LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.40)	$(0.19)	$(0.34)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC AND DILUTED	67,338	62,900	51,291

See the accompanying notes to consolidated financial statements

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006, 2005 and 2004
(As revised see Notes 1 and 16)
(In thousands)

					Accumulated
			Additional		Other		Notes	Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Received for	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Shares Issued	Equity
BALANCE — DECEMBER 31, 2003	41,220	$412	$448,749	$(413,923)	$206	$(1,777)	$(931)	$32,736
Net loss	—	—	—	(17,299)	—	—	—	(17,299)
Comprehensive income - Foreign currency translation	—	—	—	—	196	—	—	196

Total comprehensive (loss) income	—	—	—	(17,299)	196	—	—	(17,103)
Adjustment to allowance for uncollectible portion of notes receivable	—	—	—	—	—	—	(346)	(346)
Stock option re-pricing	—	—	44	—	—	—	—	44
Issuance of common shares and warrants	5,729	57	17,369	—	—	—	—	17,426
Cashless exercise of warrants	374	4	(4)	—	—	—	—	—
Issuance of common shares for compensation and legal settlement	7,238	72	1,067	—	—	—	—	1,139
Issuance of common shares to Digital Angel Corporation	1,980	20	6,928	—	—	—	—	6,948

BALANCE — DECEMBER 31, 2004	56,541	$565	$474,153	$(431,222)	$402	$(1,777)	$(1,277)	$40,844

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006, 2005 and 2004
(As revised see Notes 1 and 16)
(In thousands)

					Accumulated
			Additional		Other		Notes	Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Received for	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Shares Issued	Equity
BALANCE — DECEMBER 31, 2004 (BROUGHT FORWARD)	56,541	$565	$474,153	$(431,222)	$402	$(1,777)	$(1,277)	$40,844
Net loss	—	—	—	(10,165)	—	—	—	(10,165)
Comprehensive loss - Foreign currency translation	—	—	—	—	(524)	—	—	(524)

Total comprehensive loss	—	—	—	(10,165)	(524)	—	—	(10,689)

Adjustment to allowance for uncollectible portion of notes receivable	—	—	—	—	—	—	628	628
Stock option re-pricing	—	—	(230)	—	—	—	—	(230)
Issuance of common shares	443	4	873	—	—	—	—	877
Exercise of warrants	1,500	15	5,203	—	—	—	—	5,218
Preferred stock dividend	—	—	(1,573)	—	—	—	—	(1,573)
Issuance of common shares, options, and warrants for services	7	—	181	—	—	—	—	181
Stock issuance costs	—	—	(235)	—	—	—	—	(235)
Fees Paid to Satellite	—	—	(60)	—	—	—	—	(60)
Issuance of warrants to Satellite Investors	—	—	1,782	—	—	—	—	1,782
Beneficial conversion features of debt and preferred stock issued to Satellite investors	—	—	675	—	—	—	—	675
Accretion of beneficial conversion
Feature of preferred stock	—	—	(474)	—	—	—	—	(474)
Issuance of common shares to Instantel escrow account	809	8	(8)	—	—	—	—	—
Issuance of common shares, options, and warrants for eXI Corporation acquisition	3,463	35	12,617	—	—	—	—	12,652
Issuance of common shares to Digital Angel Corporation	685	7	3,493	—	—	—	—	3,500
Satellite conversion of redeemable preferred stock — series D to common stock	3,197	32	10,971	—	—	—	—	11,003
Preferred stock dividend	479	5	1,528	—	—	—	—	1,533
Adjustment for notes received for shares issued	(17)	—	(49)	—	—	—	49	—
Issuance of common shares for settlement	32	—	100	—	—	—	—	100
VeriChip options issued for services	—	—	814	—	—	—	—	814

BALANCE — DECEMBER 31, 2005	67,139	$671	$509,761	$(441,387)	(122)	$(1,777)	$(600)	$66,546

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ EQUITY
(As revised see Notes 1 and 16)
For the Years Ended December 31, 2006, 2005 and 2004
(In thousands)

					Accumulated
			Additional		Other		Notes	Total
			Paid-in-	Accumulated	Comprehensive	Treasury	Received for	Stockholders’
	Common Stock		Capital	Deficit	(Loss) Income	Stock	Shares Issued	Equity
BALANCE — DECEMBER 31, 2005 (BROUGHT FORWARD)	67,139	$671	$509,761	$(441,387)	$(122)	$(1,777)	$(600)	$66,546
Net loss	—	—	—	(27,209)	—	—	—	(27,209)
Comprehensive loss - Foreign currency translation	—	—	—	—	446	—	—	446

Total comprehensive loss	—	—	—	(27,209)	446	—	—	(26,763)

Adjustment to allowance for uncollectible portion of notes	—	—	—	—	—	—	412	412
Warrant anti-dilution charge	—	—	13	—	—	—	—	13
Stock option extensions	—	—	145	—	—	—	—	145
Issuance of common stock warrants	—	—	1,525	—	—	—	—	1,525
Issuance of common shares for purchase of Signature Industries Limited minority interest	351	4	904	—	—	—	—	908
Issuance of common shares	97	1	193	—	—	—	—	194
Issuance of common shares under share exchange agreement	455	5	966	—	—	—	—	971
Restricted stock issued under incentive plan	50	—	104	—	—	—	—	104
Stock issuance costs	—	—	(79)	—	—	—	—	(79)
VeriChip options issued for services	—	—	149	—	—	—	—	149
Adjustment for notes received for shares issued	(144)	(1)	(187)	—	—	—	188	—
Retirement of common shares	(860)	(9)	(252)	—	—	—	—	(261)

BALANCE — DECEMBER 31, 2006	67,088	$671	$513,242	$(468,596)	$324	$(1,777)	—	$43,864

See the accompanying notes to consolidated financial statements.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(As revised see Notes 1 and 16)
(In thousands)

	For the Years ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,209)	$(10,165)	$(17,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and asset impairment	6,629	—	—
Loss from discontinued operations	1,620	5,473	19
Depreciation and amortization	4,687	3,345	1,667
Allowance for bad debts	51	76	75
Allowance for slow moving inventory	185	578	150
Non-cash interest expense (recovery)	435	(2,369)	2,145
Deferred income taxes	(160)	(235)	—
Impairment (recovery) of notes receivable	—	103	(346)
Gain on conversion of warrants	—	—	(774)
Net (gain) loss on capital transactions of subsidiaries	1,632	(411)	(11,090)
(Loss) gain attributable to changes in minority interest as a result of capital transactions of subsidiaries	(503)	(598)	20,203
Minority interest in net loss of subsidiaries	(2,510)	73	415
Loss on sale of subsidiaries and business assets	8	—	3
Loss on sale of equipment and assets	—	64	72
Stock-based compensation and administrative expenses	1,751	(3)	45
Issuance of stock for services	—	1,090	—
Decrease (increase) in restricted cash	251	17	438
Net change in operating assets and liabilities	4,651	(9,794)	(6,992)
Net cash provided by (used in) discontinued operations	735	1,214	(2,184)

NET CASH USED IN OPERATING ACTIVITIES	(7,747)	(11,542)	(13,453)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in notes receivable	239	909	1,278
Proceeds from sale of property and equipment	794	5	26
Proceeds from sale of subsidiaries and business assets	—	—	383
Payments for property and equipment	(3,913)	(1,929)	(1,266)
Payment for asset and business acquisitions (net of cash balances acquired)	(3,058)	(22,116)	(19)
(Increase) decrease in other assets	(265)	209	(892)
Sale of shares of Digital Angel Corporation	—	—	575
Purchase of shares of Digital Angel Corporation	—	—	(5,920)
Net cash (used in) provided by discontinued operations	(278)	(73)	1,415

NET CASH USED IN INVESTING ACTIVITIES	(6,481)	(22,995)	(4,420)

	For the Years ended December 31,
	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net amounts received (paid) on notes payable	1,728	15	(696)
Proceeds on long-term debt (net of offering costs of $180)	13,848	11,820	—
Proceeds from issuance of debentures and preferred stock (net of offering costs)	—	17,440	—
Preferred stock dividends paid	(190)	(41)	—
Payments for long-term debt	(12,911)	(5,444)	(610)
VeriChip initial public offering costs	(2,924)	(1,140)	—
Other financing costs	—	—	(101)
Issuance of common shares and warrants	89	6,096	17,815
Net proceeds (payments) from subsidiaries issuance (repurchase) of common stock	574	(1,179)	23,548
Stock issuance costs	(79)	(235)	(389)
Net cash used in discontinued operations	(746)	(1,021)	(725)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(611)	26,311	38,842

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,839)	(8,226)	20,969

EFFECT OF EXCHANGE RATES CHANGES ON CASH AND CASH EQUIVALENTS	48	(315)	124

CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	22,062	30,603	9,510

CASH AND CASH EQUIVALENTS — END OF YEAR	$7,271	$22,062	$30,603

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid, net of refunds received	$540	$369	$483
Interest paid	2,704	475	588

See the accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Applied Digital Solutions, Inc., a Delaware corporation, and its subsidiaries (Applied Digital and its subsidiaries referred to together as, the Company, we, our and us) develop innovative identification and security products for consumer, commercial and government sectors worldwide. Our unique and often proprietary products provide identification and security for people, animals, food chains, government/military assets, and commercial assets. Included in this diverse product line are applications for radio frequency identification systems, commonly known as RFID, end-to-end food safety systems, global positioning systems, referred to as GPS, satellite communications, and secure telecomm infrastructure.
We currently engage in the following business activities:
•	Developing, marketing and selling RFID systems used to identify, locate and protect people and their assets for use in a variety of healthcare, security, financial and identification applications;

•	Marketing visual identification tags and implantable RFID microchips, primarily for identification, tracking and location of pets, livestock and other animals, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock (e.g., cattle) applications;

•	Developing and marketing GPS enabled products used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations;

•	Marketing secure voice, data and video telecommunications networks, primarily to several agencies of the U.S. government;

•	Developing and marketing call center and customer relationship management software and services; and

•	Developing and marketing vibration monitoring systems.
As of December 31, 2006, our business operations consisted of the operations of four wholly-owned subsidiaries, which we collectively refer to as the Advanced Technology segment and two majority owned subsidiaries, VeriChip Corporation, or VeriChip and Digital Angel Corporation, or Digital Angel, (AMEX:DOC). As of December 31, 2006, we owned approximately 91.7% of VeriChip and 55.2% of Digital Angel.
During the quarter ended June 30, 2007, we made a decision to sell our 50.9% -owned subsidiary, InfoTech USA, Inc., or InfoTech. In addition, on July 2, 2007, Digital Angel sold its subsidiary, OuterLink Corporation, or OuterLink. As a result, InfoTech and OuterLink are now classified as discontinued operations for all periods presented herein. InfoTech operates on a fiscal year ending September 30. InfoTech’s results of operations have been reflected in the consolidated financial statements as if it operated on a calendar year basis. In addition, on March 1, 2001, our board of directors approved a plan to sell or close Intellesale, Inc. and various other non-core businesses. Therefore, certain liabilities associated with Intellesale, Inc. and other non-core businesses are included in the net liabilities of discontinued operations. Discontinued operations are more fully discussed in Note 16.
On February 14, 2007, VeriChip completed an initial public offering of its common stock. In connection with its initial public offering, VeriChip sold 3,100,000 shares of its common stock. As a result, as of February 28, 2007, we owned approximately 60.7% of VeriChip (NASDAQ: CHIP). As of February 28, 2007, we owned approximately 55.2% of Digital Angel.
Certain items in the consolidated financial statements for the 2005 and 2004 periods have been reclassified to conform to the current period presentation.

Business Segments
We realigned our business into four segments, as a result of VeriChip’s acquisitions of two RFID businesses during the first half of 2005. Effective April 1, 2006, we further realigned our segments and during 2006 we operated in five business segments: Healthcare, Security and Industrial, Animal Applications, GPS and Radio Communications, and Advanced Technology. Prior period information has been reclassified accordingly.
VeriChip’s operations comprise two of our business segments: Healthcare and Security and Industrial segments. Each of these segments is presented below.
Healthcare Segment
Principal Products and Services
Our healthcare segment encompasses the development, marketing and sale of our healthcare and patient identification systems, specifically:
•	infant protection systems used in hospital maternity wards and birthing centers to prevent infant abduction and mother-baby mismatching;

•	wander prevention systems used by long-term care facilities to locate and protect their residents;

•	an asset/staff location and identification system used by hospitals and other healthcare facilities to identify, locate and protect medical staff, patients, visitors and medical equipment; and

•	VeriMed system designed to rapidly and accurately identify people who are unconscious, confused or unable to communicate at the time of medical treatment, for example, upon arrival at a hospital emergency room.
Security and Industrial Segment
Principal Products and Services
Our Security and Industrial segment encompasses the sale of:
•	vibration monitoring instruments used by engineering, construction and mining professionals to monitor the effects of human induced vibrations, such as blasting activity;

•	asset management systems used by industrial companies to manage and track their mobile equipment and tools; and

•	our VeriGuard and VeriTrace systems incorporating our implantable microchip for security-related applications.
Digital Angel’s operations comprise two of our business segments: Animal Application and GPS and Radio Communications. Each of these segments is presented below:

Animal Applications Segment
Principal Products and Services
Our Animal Applications segment develops, manufactures and markets RFID and visual identification devices for the companion pet, fish and wildlife, and livestock markets worldwide. Our Animal Applications segment’s proprietary products provide security for companion pets, and food chains. This segment’s principal products are:
•	visual ear tags for livestock; and

•	implantable microchips and RFID scanners for the companion pet, fish, livestock and wildlife industries.
GPS and Radio Communications Segment
Principal Products and Services
Our GPS and Radio Communications segment’s proprietary products provide location tracking and message monitoring of aircraft and vehicles in remote locations. This segment’s principal products are:
•	GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications, including our SARBETM brand, which serve commercial and military markets;

•	GPS and geosynchronous satellite tracking systems, including tracking software systems for mapping and messaging associated with the security of high-value assets; and

•	alarm sounders for industrial use and other electronic components.
Advanced Technology Segment
Principal Products and Services
The principal products and services in our Advanced Technology segment are as follows:
•	secure voice, data and video telecommunications networks sold through Computer Equity Corporation’s wholly-owned subsidiary, Government Telecommunications, Inc., or GTI;

•	customer relationship management software and services sold through Pacific Decision Sciences Corporation, or PDSC; and

•	proprietary call center software sold through Perimeter Technology, or P-Tech.
“Corporate/Eliminations”
The “Corporate/Eliminations” category includes all amounts recognized upon consolidation of our subsidiaries, such as the elimination of inter-segment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain selling, general and administrative and other expense reductions associated with companies sold or closed in 2001 and 2002, and interest expense and recovery, interest and other income and administrative expenses associated with corporate activities and functions. Included in “Corporate/Eliminations” are approximately $4.1 million of liabilities related to companies that we sold or closed in 2001 and 2002. It is expected that the majority of these liabilities will be reversed during 2007 and 2008, as they will no longer be considered our legal obligations.
Significant Accounting Policies
Principles of Consolidation
The financial statements include our accounts and the accounts of our wholly-owned and majority-owned subsidiaries. The minority interest represents the non-controlling interest in the outstanding voting stock of the subsidiaries not owned by us. All significant intercompany accounts and transactions have been eliminated in consolidation.
InfoTech operates on a fiscal year ending September 30. InfoTech’s results of operations have been reflected in our consolidated financial statements as if it operated on a calendar year basis. Accordingly, the consolidated financial statements include InfoTech’s results of operations as discontinued operations for the twelve-months ended December 31, 2006, 2005 and 2004.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S., requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions we may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions about allowances for inventory obsolescence, bad debt reserves, lives of long lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized on goodwill or intangibles, among others.
Foreign Currencies
As of December 31, 2006, we had foreign subsidiaries located in Canada, Europe, and South America. Our Canadian subsidiaries’ functional currency is the United States dollar. Accordingly, gains and losses associated with certain expenses denominated in the Canadian dollar, such as payroll expenses, are included in our results of operations as incurred. However, from April 1, 2005 until June 30, 2005, our Canadian subsidiary VeriChip Holdings Inc., or VHI, used its local currency as its functional currency. Results of operations and cash flow were translated at average exchange rates during the period, and assets and liabilities were translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the statement of stockholders’ equity. On July 1, 2005, VHI’s functional currency changed from the local currency to the reporting currency. This was done as the result of a functional currency determination test that showed that the majority of VHI’s business operations were transacted in the reporting currency. Translation adjustments for the period April 1 to June 30, 2005 were not removed from equity and will remain in equity until a sale or substantially complete liquidation of the investment in the subsidiary occurs.
Our subsidiaries domiciled in Europe and South America use their local currencies as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the statement of stockholders’ equity.
Other transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than a subsidiaries’ functional currency are included in our results of operations as incurred. These amounts are not material to the consolidated financial statements.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Unbilled Receivables
Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts currently billable pursuant to contract provisions in connection with information system installation projects. The amount of unbilled receivables included in accounts receivable was $0.4 million and $0.2 million in 2006 and 2005, respectively.

Inventories
Inventories consist of raw materials, work in process, and finished goods. The majority of the components are plastic ear tags, electronic microchips, electronic readers and components, GPS search and rescue equipment, as well as products and components related to infant protection and wander prevention systems, and work-in-process related to government contract projects. Inventory is valued at the lower of cost (determined by the first-in, first-out method), or market. We monitor and analyze inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow moving are reduced to net realizable value.
Property and Equipment
Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over their estimated useful lives ranging from 10 to 40 years and equipment is depreciated over their estimated useful lives ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.
Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. Our reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions.
On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Intangible Assets, or FAS 142. FAS 142 eliminates the amortization of goodwill. Intangible assets deemed to have an indefinite life under FAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Intangible assets with finite lives are amortized over their estimated useful lives. Other than goodwill, our only other intangible assets with indefinite lives are trademarks and tradenames valued at approximately $5.4 million as of December 31, 2006. Annually, we test our goodwill and intangible assets for impairment as a part of our annual business planning cycle. Goodwill and intangible assets are also tested between testing dates if an impairment condition or event is determined to have occurred. Based upon our annual test, there was no impairment of goodwill in 2004. We recorded goodwill impairment and other intangible asset charges of approximately $6.6 million in the fourth quarter of 2006 for goodwill associated with our Advanced Technology segment.
Future events, such as market conditions or operational performance of our acquired businesses, could cause us to conclude that additional impairment conditions exist. Any resulting impairment loss could also have a material adverse impact on our financial condition and results of operations. See Notes 6, 7 and 14 for more information.
We have other intangible assets consisting of patented and non-patented technologies, customer relationships and distribution networks. These intangible assets are amortized over their expected economic lives ranging from 3 to 15 years. The lives were determined based upon the expected use of the asset, the ability to extend or renew patents, trademarks and other contractual provisions associated with the asset, the estimated average life of the replacement parts of the reporting units products, the stability of the industry, expected changes in and replacement value of distribution networks and other factors deemed appropriate.
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we continually evaluate whether events or circumstances have occurred that indicate the remaining estimated useful lives of our definite-lived intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. We use an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. There were no impairments of definite-lived intangible or other long-lived assets during 2006 and 2004.

Advertising Costs
We expense production costs of print advertisements on the first date the advertisements take place. Other advertising costs are expensed when incurred. Advertising expense included in selling, general and administrative expense was $0.7 million, $1.5 million, and $0.7 million in 2006, 2005 and 2004, respectively.
Revenue Recognition
We follow the revenue recognition guidance in Staff Accounting Bulletin, or SAB, 101 and SAB 109. Our revenue recognition policies are as follows:
Healthcare and Security and Industrial Segments
Revenue Recognition Policy for Wander Prevention, Infant Protection, Asset Location and Identification, and Vibration Monitoring Systems
Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title has transferred, the price is fixed or determinable and collection of the sales proceeds is reasonably assured. Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement. When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions: if the only undelivered element is post contract support, the deferred amount is recognized ratably over the post contract support period, and if the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed. Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.
Revenue Recognition Policy for VeriMed, VeriGuard and VeriTrace Systems and Services
We market the implantable VeriChip, insertion kits and scanners under the name VeriMed. Our distributors are separate legal and economic entities, and we do not have any ownership interest in any of these entities. Additionally, we have hired sales staff to market VeriMed directly to hospitals, and physicians.
The sale of the VeriMed patient identification system will include the implantable VeriChip, scanners, insertion kits and patient registration forms. These items will be sold to the distributors with a limited warranty period. We also generally indemnify our distributors against third party claims of intellectual property infringement. With the exception of sales under one of our current distributor agreements, we do not anticipate that additional distributorship arrangements will provide for consignment sales. Following the implantation of a microchip, the patient is given the option of completing a registration form to enroll in our VeriMed database subscription service. We charge a subscription fee which we offer at both a basic and comprehensive level of service. Currently, we do not pay a database fee to any third party providers. Under the terms of the supply and development agreement between us and Digital Angel, we would be required to pay Digital Angel a fee equal to approximately one half of its registration service or comprehensive database fees. We do not currently use Digital Angel to provide this service, nor do we intend to in the future.
Product Revenue
Revenues from the sale of the implantable microchip kits and scanners are recorded at gross amounts with a corresponding entry for cost of sales. Until the amount of returns can be reasonably estimated, we do not recognize revenue until after the products are shipped to customers and title has transferred, provided that a purchase order has been received or a contract has been executed, the price is fixed or determinable, there are no uncertainties regarding customer acceptance, the period of time in which the distributor or physician has to return the product has elapsed and collection of the sales proceeds is reasonably assured. Once the level of returns can be reasonably estimated, revenue (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved. We have one distribution arrangement that provides for sales on a consignment basis. We intend to recognize revenue from consignment sales to this distributor after receipt of notification from the distributor of product sales to the distributor’s customers provided that a purchase order has been received or a contract has been executed with the distributor, the sales price is fixed or determinable, the period of time the distributor has to return the product as provided in its distributor agreement has elapsed and collectability is reasonably assured.
Management believes the product sales are multiple deliverables that can be divided into separate units of accounting under the guidance provided in EITF 00-21 and SOP 97-2. The sale of the scanners, one of the deliverables, is considered a separate product sale (separate unit of accounting). Software is included in this product. The software is bundled with the scanner which allows the number on the implantable microchip to be read. This software is not sold separately, the scanner has no value without it, there are no post contract support agreements or after sale services, upgrades, customization or training services. Management believes that within this product the scanner and software are not separate deliverables as defined in EITF 00-21 because as separate units they have no value to the customer on a stand-alone basis, there is no objective and reliable evidence of fair value of undelivered elements since they are never delivered independently and the arrangement does not include a general right of return. Management also believes that SOP 97-2 is not relevant for these same reasons.
The implantable microchip and insertion kits are another deliverable and are accounted for as a separate unit of accounting because they also have value to customers on a stand-alone basis. The microchips, which are a component of the insertion kits, are sold separately from the scanners and have independent usefulness.
Management has never applied the reverse residual method described in paragraphs 12 and 13 of EITF Issue 00-21 to determine the value of an item relating to its VeriMed, VeriGuard and VeriTrace systems. Per paragraph 13, the reverse residual method may only be used to the extent that any separate unit of accounting in the arrangement (including a delivered item) is required under GAAP to be recorded at fair value (and marked to market each reporting period thereafter). In that case, the amount allocated to that unit of accounting should be its fair value and under those circumstances, the remainder of arrangement consideration should be allocated to the other units of accounting under the reverse residual method. Through December 31, 2006, none of our Healthcare segment’s implantable microchip arrangements has met this criterion.
Services Revenue
The services for maintaining subscriber information on a database maintained by us will be sold as a stand-alone contract and treated according to the terms of the contractual arrangements then in effect. Revenue from this service will generally be recognized over the term of the subscription period or the terms of the contractual arrangements then in effect.
The above revenue recognition policies notwithstanding, with respect to the sales of products and services sold in tandem, the revenue recognition policy will follow the ultimate arrangements to be negotiated between independent third parties or related parties, subject to the aforementioned revenue recognition criteria and determining whether there is VSOE.
Warranties
We provide certain warranties on all of our Healthcare segment’s products. Provisions for future warranty costs are based on management’s best estimates and are recorded when revenue on product sales is recognized. The warranty periods for our implantable microchip products range from 15 to 60 days. The warranty periods for our other Healthcare and Security and Industrial products range from one to three years. Management determines the warranty provision based on known product failures, historical experience, and other currently available evidence.

Animal Applications and GPS and Radio Communications Segments
Our Animal Applications and GPS and Radio Communications segments recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts, billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. For non-fixed and fixed fee jobs, service revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Other revenue is recognized at the time services or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. We offer a warranty on our Animal Applications and GPS and Radio Communications segment’s products and record a liability for product warranties at the time it is probable that a warranty liability has been incurred and the amount of loss can reasonably be estimated. The warranty expense incurred during the years ended December 31, 2006 and 2005 was de minimis.
It is our policy to approve all customer returns before issuing credit to the customer. Our Animal Applications and GPS and Radio Communications segments incurred returns of approximately $0.2 million, $0.2 million, and $0.2 million for 2006, 2005 and 2004, respectively.
Advanced Technology Segment
In general, for our Advanced Technology segment’s product sales, we recognize revenue after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenues from the sale of hardware products that are shipped to a customer’s site and require modification or installation are recognized when the work is complete and accepted by the customer. Our Advanced Technology segment does not experience significant product returns and, therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales because the manufacturer provides the warranty.
Services and phone installation jobs performed by GTI are billed and the revenue recognized following the completion of the work and the receipt of a written acceptance from the customer. Revenue from maintenance contracts is recognized ratably over the term of the contract.
The companies in our Advanced Technology segment that provide programming, consulting and software licensing services recognize revenue based on the expended actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. We do not offer a warranty period for services to our customers. Costs of goods sold are recorded as the related revenue is recognized.
When our Advanced Technology segment’s software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if VSOE of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue associated with the entire agreement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions:
•	If the only undelivered element is post-contract support, the deferred amount is recognized ratably over the post-contract support period, adjusted on a prospective basis for changes in the estimated post-contract support period.

•	If the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed.

Stock-Based Compensation
At December 31, 2006, we had six stock-based employee compensation plans (four of which have been terminated with respect to any new stock option grants), and our subsidiaries collectively had eight stock-based employee compensation plans, which are described more fully in Note 12. As permitted under SFAS No. 123, Accounting for Stock-based Compensation, or FAS 123, through December 31, 2005 we elected to follow the guidance of the Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and Financial Accounting Standards Board Interpretation, or FIN, No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25, or FIN 44, in accounting for our stock-based employee compensation arrangements. Accordingly, no compensation cost was recognized for any of our fixed stock options granted to directors and employees when the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, resulted in variable accounting in accordance with APB No. 25. Accordingly, compensation expense was measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant was fully vested, any additional compensation costs was recognized immediately.
During the years ended December 31, 2005 and 2004, we accounted for equity instruments issued to non-employees and non-directors in accordance with the provisions of FAS 123. We recorded $1.0 million in 2005 and a de minimis amount in 2004 of compensation expense associated with such options.
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment, or FAS 123R, which replaces FAS 123 and supersedes APB No. 25. FAS 123R requires that the fair value of all share-based payments to consultants, employees and directors, including grants of employee stock options, be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under FAS 123 are no longer an alternative to financial statement recognition. We adopted the provisions of FAS 123R on January 1, 2006 using the modified prospective application method of adoption, which requires us to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provision of FAS 123R and compensation cost is recognized on a straight line basis over the service period of each award. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123R. See Note 12 for further information concerning our stock option plans and the impact of our adoption of FAS 123R.
Research and Development
Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and is charged to expense as incurred.
Deferred Offering Costs
At December 31, 2006, we had approximately $5.1 million in deferred offering costs. These costs are associated with VeriChip’s initial public offering, which was completed on February 14, 2007. As a result, these costs will be recorded as a reduction in the proceeds raised in the offering in the first quarter of 2007.
Warrants Settleable In Shares of the Digital Angel Common Stock We Own
In connection with our 8.5% convertible exchangeable debentures, which were issued on June 30, 2003, and fully converted in the fourth quarter of 2003, we granted to the debenture holders warrants to acquire approximately 0.5 million shares of our common stock, or 0.95 million shares of the Digital Angel common stock that we own, or a combination of shares from both companies, at the debenture holders’ option. The exercise prices are $1.88 and $3.178 for our common stock and the Digital Angel common stock we own, respectively. The warrants vested immediately and are exercisable through June 30, 2007.

The value assigned to the warrants was recorded as a reduction in the value assigned to the debentures (original issue discount) and an increase in long-term liabilities. The liability for the warrants, to the extent potentially settleable in shares of the Digital Angel common stock we own, is being revalued at each reporting period with any resulting increase/decrease being recorded as interest expense/recovery. During 2006, 2005 and 2004, we recorded interest expense (recovery) of $0.0 million, $(3.2) million and $1.4 million, respectively, as a result of such revaluations. Changes in the value of the warrants in the future may continue to result in additional interest expense or recovery. In addition, we will be required to record an impairment loss if the carrying value of the Digital Angel common stock underlying the warrants exceeds the exercise price. Should the holders of the outstanding warrants elect to exercise such warrants and opt to take shares of Digital Angel common stock, such exercise may result in us recording a gain on the sale transaction equal to the amount of the warrant liability on the date of exercise. During the fourth quarter of 2004, warrants exercisable for 0.2 million shares of the Digital Angel common stock that we owned were exercised for such shares and we recorded a gain of approximately $0.8 million as a result of such exercise. See Note 10 for more information on the warrants.
Income Taxes
We account for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where we determine realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. We and our 80% or more owned U.S. subsidiaries file a consolidated federal income tax return. Income taxes are more fully discussed in Note 15.
Gains/Losses Attributable to Capital Transactions of Subsidiary
Realizable gains or losses on issuances of certain shares of common stock by our majority-owned subsidiaries are reflected in our consolidated statements of operations. We determined that the recognition of gains or losses on certain issuances of such shares of stock by our majority-owned subsidiaries was appropriate to the extent such recognition is not limited and the value of the proceeds could be objectively determined. These gains and losses result from the differences between the carrying amount of the pro-rata share of our investment in the subsidiaries and the net proceeds from the issuances of the stock. The issuances of stock by our majority-owned subsidiaries have also given rise to losses as a result of the dilution of our ownership interest in such subsidiaries. Future stock issuances to third parties by our majority-owned subsidiaries will further dilute our ownership percentage and may give rise to additional losses, which could have a material adverse impact on our financial condition and results of operations. A detail of the amount of gains and losses attributable to capital transactions of our majority-owned subsidiaries for the three years ended December 31, 2006, is presented in Note 3.
Loss (Income) Per Common Share and Common Share Equivalent
Basic loss (income) per common share is computed by dividing the loss (income) by the weighted average number of common shares outstanding for the period. Diluted loss (income) per common share is computed giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of restricted stock and incremental shares issuable upon exercise of stock options and warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the options and warrants, except where there is a loss attributable to the common stockholder.
Comprehensive Income (Loss)
Our comprehensive accumulated other income (loss) consists of foreign currency translation adjustments, and is reported in the consolidated statements of stockholders’ equity.

Impact of Recently Issued Accounting Standards
In December 2004, the FASB issued FAS 123R which replaces FAS 123 and supersedes APB No. 25. FAS 123R requires all share-based payments to consultants, employees and directors, including grants of stock options, to be recognized in the financial statements based on their fair values. We adopted FAS 123R, effective January 1, 2006. The pro forma disclosures previously permitted under FAS 123 are no longer an alternative to financial statement recognition. As discussed below, the vesting of substantially all of our then outstanding employee stock options was accelerated as of December 30, 2005. As a result, our initial adoption of FAS 123R did not have a material impact on our consolidated results of operations and loss per share. However, going forward, as we grant more options, we expect that the impact may be material.
On December 12, 2005, our, VeriChip’s and Digital Angel’s boards of directors approved a proposal which provided for vesting on December 30, 2005 of substantially all of our then outstanding and unvested stock options previously awarded to our directors, employees and consultants. In connection with the acceleration of these options, we stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.
The purpose of the accelerated vesting of the options granted was to enable us to avoid recognizing in future periods non-cash compensation expense associated with such options in our consolidated statements of operations, which would have otherwise been required upon our adoption of FAS 123R on January 1, 2006. As a result of the acceleration, we expected to avoid recognition of up to approximately $7.6 million of compensation expense in our consolidated statements of operations over the course of the original vesting period, substantially all of which was expected to be avoided in 2006 and 2007. Such expense is included in our pro forma stock-based footnote disclosure for the year ended December 31, 2006, which is presented in Note 12. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when the options whose vesting schedule was changed were in-the-money on the date of change, which would allow an employee to vest in an option that would have otherwise been forfeited based on the award’s original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested during the first half of 2006, with a smaller percentage vesting over 30 months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of options exercisable for approximately 8.8 million shares of our and our subsidiaries’ common stock that were affected by the acceleration of vesting, substantially all of the $4.6 million of intrinsic value of these options was attributable to VeriChip’s executive officers and directors at that time. We were unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent our acceleration of the vesting of these options. Based on the then current circumstances, the high concentration of such options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us upon acceleration of the vesting on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the year ended December 31, 2006, we recognized approximately $0.4 million of compensation expense as a result of three terminated employees receiving a benefit related to the accelerated vesting of their options that they would not otherwise have received. If we are required to recognize additional compensation expense in connection with the accelerated vesting of in-the-money stock options, it could have a material impact on our future results of operations.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs, or FAS 151, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4. FAS 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, FAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. Our adoption of FAS 151 on January 1, 2006 did not have a material impact on the results of our operations, financial position or cash flows.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, or FAS 153. This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We adopted the provisions of FAS 153 on January 1, 2006. The adoption of FAS 153 did not have a material impact on the results of our operations or financial position.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, or FAS 154. FAS 154 replaces APB Opinion No. 20 and FASB Statement No. 3 and changes the requirements for the accounting for, and reporting of, a change in accounting principle. FAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the provisions of FAS 154 on January 1, 2006 and will assess the impact of a retrospective application of a change in accounting principle in accordance with FAS 154 if the need for such a change arises after the effective date.
In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, or FAS 155. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends FASB Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We have not yet determined the impact of the adoption of FAS 155 on our financial statements, if any.
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, or FAS 156, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value. FAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of FAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FAS No. 109, or FIN 48, which clarifies the accounting for uncertainty in income taxes. Currently, the accounting for uncertainty in income taxes is subject to significant and varied interpretations that have resulted in diverse and inconsistent accounting practices and measurements. Addressing such diversity, FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring changes in such tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact of FIN 48 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or FAS 157. FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, FAS 157 does not require any new fair value measurements. However, for some entities, the application of FAS 157 will change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not yet determined the impact of FAS 157 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or FAS 158. FAS 158 amends FASB Statements No. 87, 88, 106, and 132(R). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. It also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Under FAS 158, the requirement to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures is effective for us as of the end of our first fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for us for our first fiscal year ending after December 15, 2008. We have not yet determined the impact of FAS 158 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108, that requires public companies to utilize a “dual approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We are currently assessing the impact of SAB 108 but do not expect that it will have a material effect on our results of operations or financial condition.
In February, 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement 115, or FAS 159. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. We are assessing FAS No. 159 and have not yet determined the impact that the adoption of FAS No. 159 will have on our results of operations or financial position, if any.
Recent Events
Proposed Acquisition of the Assets of McMurdo
On December 14, 2006, Signature entered into an Asset Sale and Purchase Agreement (“Agreement”) with McMurdo, a United Kingdom-based subsidiary of Chemring Group Plc., or Chemring. Pursuant to the Agreement, Signature will acquire certain assets of McMurdo’s marine electronics business, including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, associated assets and goodwill. The assets exclude certain accrued liabilities and obligations and real property, including the plant facility which Signature will have a license to occupy for a period of nine months after completion of the sale. Under the terms of the Agreement, Signature will retain McMurdo’s employees related to the marine electronics business after closing the sale.
The purchase price for the assets is approximately £3,117,000 (approximately $6,106,000 USD at December 31, 2006), subject to certain adjustments, plus up to an additional £1,500,000 (approximately $2,938,000 USD at December 31, 2006) based on sales of certain products between November 1, 2006 and October 31, 2007 (“Deferred Payment”). The Deferred Payment is determined on a threshold basis with a minimum threshold, based on the invoiced value of sales during such period and payable when the parties finalize a statement of the sales. Upon signing the Agreement, Signature paid a deposit of £250,000 of the purchase price to McMurdo. The balance is to be paid at closing. If the Agreement is terminated or the sale is not completed, under certain circumstances McMurdo will be entitled to retain the deposit. Under the terms of the Agreement, Digital Angel will guarantee Signature’s obligations for the Deferred Payment and Chemring will guarantee McMurdo’s obligations for retained liabilities and obligations.

VeriChip Initial Public Offering and Underwriting Agreement

We, VeriChip and Merriman Curhan Ford & Co., as representative of the several underwriters named in an underwriting agreement, (the “Underwriting Agreement”), entered into the Underwriting Agreement dated February 9, 2007. The Underwriting Agreement was entered into with respect to the common stock offered by VeriChip in connection with its initial public offering, which commenced on February 9, 2007 and was completed on February 14, 2007. In connection with the offering, we and VeriChip agreed to issue and sell to the underwriters 3,100,000 newly issued shares of VeriChip’s common stock. The initial public offering price was $6.50 per share and the underwriting discounts and commissions were $0.455 per share.
We had granted to the underwriters an option, exercisable as provided in the Underwriting Agreement to purchase up to an additional 465,000 shares of VeriChip’s common stock, such shares being shares currently owned by us, at the initial public offering price of $6.50 per share, less underwriting discounts and commissions. The option expired unexercised on March 11, 2007.
The Underwriting Agreement required that VeriChip reimburse the representatives for their expenses on a non-accountable basis in the amount equal to 1.3% of the aggregate public offering price of the offered shares of common stock, which was paid at closing. In addition, VeriChip agreed to reimburse the underwriters $150,000 of their legal fees incurred in connection with the offering.
Reincorporation in Delaware
On March 8, 2007, we filed papers to begin the process of changing our state of incorporation from Missouri to Delaware. We expect the reincorporation to be complete on or about March 20, 2007.
2. Financings
Preferred Stock, Senior Unsecured Notes and Warrants
In connection with the acquisition of Instantel Inc, or Instantel, we entered into a financing agreement with Satellite Strategic Finance Partners, Ltd., or (“SSFP”), and Satellite Strategic Finance Associated, LLC, or (“SSFA”), whereby we issued our Series D convertible preferred stock, Series E warrants and senior unsecured convertible notes. The Series E warrants to acquire 739,516 and 436,559 shares of our common stock were issued to SSFP and SSFA, respectively. The Series E warrants are currently exercisable at any time at exercise prices ranging from $3.70 to $4.04 per share until they expire on June 10, 2010. These warrants are more fully described in Note 12. VeriChip also issued SSFP and SSFA warrants to acquire 33,333 shares of its common stock at an exercise price of $36.00 per share. The total consideration for the preferred stock, the Series E warrants and the VeriChip warrants was $12.5 million in cash. The notes were issued in the principal outstanding amount of $5.0 million, which was equal to 93.45% of the face amount of $5.4 million. We used these net proceeds of approximately $17.4 million from the financing agreement, together with approximately $4.7 million of internal cash on hand, to fund the acquisition of Instantel. The preferred stock was fully converted during the third quarter of 2005. The notes were repaid on December 28, 2005 as discussed in Note 9.
Laurus Master Fund, Ltd. Financing
On August 24, 2006, we closed a $13.5 million non-convertible debt financing transaction with Laurus Master Fund, Ltd. (“Laurus”) pursuant to the terms of a Securities Purchase Agreement (the “Agreement”) dated August 24, 2006, between us and Laurus. Under the terms of the Agreement, Laurus extended financing to us in the form of a $13.5 million secured term note (the “Note”). The Note accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of August 24, 2009. We are obligated to make monthly principal payments ranging from $200,000 to $300,000 beginning on April 1, 2007. The terms of the Note allow for optional redemption by paying 102% of the principal amount. The Note also provides for certain events of default, including (i) failure to pay principal and interest when due; (ii) a violation of a covenant; (iii) any material misrepresentation made in the Note or a related agreement; (iv) bankruptcy or insolvency; and (v) a change of control as defined in the Note, among others. The covenants in the Agreement include, among others, (i) the maintenance of listing or quotation of our common stock on a principal market; (ii) monthly, quarterly and annual financial reporting requirements; (iii) maintenance of adequate insurance; and (iv) approvals for certain events such as declaring dividends, creating new indebtedness not specifically allowed under the terms of the agreement, among others. In the event of default, Laurus is entitled to additional interest on the outstanding principal balance of the Note and on all outstanding obligations under the Note and the related agreements entered into in conjunction with the Note in an amount equal to 1% per month.

To secure our obligations under the Agreement, we have granted Laurus a first priority security interest in substantially all of Applied Digital Solutions, Inc.’s assets, and we have pledged all of the issued and outstanding capital stock owned by us in InfoTech and certain of our other wholly-owned subsidiaries and 65% and approximately 93% of the outstanding stock that we own in VeriChip and Digital Angel, respectively.
In connection with the financing, we also issued Laurus a warrant for the purchase of 1,719,745 shares of our common stock at an exercise price of $1.88 per share. The warrant is exercisable beginning on August 24, 2006 and expires on August 24, 2013. Laurus has agreed to a 12 month lock-up with respect to the sale of the shares of common stock underlying the warrant. These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The relative fair value of the warrant of approximately $1.5 million was recorded as a debt discount and is being recognized over the life of the loan as additional interest expense.
The issuance of the warrant to Laurus triggered certain dilution provisions contained in our previously granted warrants, as more fully discussed in Note 12.
The senior secured note had an interest rate of 12% per annum for the first nine months and then increased by 1% per month thereafter until its maturity on June 28, 2007. Under the terms of the senior secured note, to prepay the loan, we paid an amount equal to approximately $12.7 million, which is the sum of (a) 104% of the principal redeemed plus (b) all accrued and unpaid interest thereon. We are using the remaining proceeds from the Note for working capital purposes. The total interest expense incurred during the year ended December 31, 2006 in connection with the senior secured note and the early repayment of the note was approximately $1.7 million.
Royal Bank of Canada Credit Agreement
VeriChip’s subsidiary, VHI, has entered into a credit facility dated March 15, 2006 with the Royal Bank of Canada, or RBC, providing for up to CDN$1.5 million, or approximately $1.3 million based on the exchange rate as of December 31, 2006, of revolving credit loans, provided that outstanding borrowings under the facility may not exceed at any time an amount determined by reference to eligible accounts receivable plus eligible inventory, in each case as defined in the agreement of VHI. At December 31, 2006, approximately $0.9 million was outstanding under the facility. The facility is not a committed facility as it provides that loans are made available to VHI at the sole discretion of RBC and that RBC may cancel or restrict the availability or any unutilized portion thereof at any time or from time to time. Borrowings may be made in either Canadian or U.S. dollars, and bear interest at a floating rate per annum equal to the Canadian or U.S. dollar prime rate, as applicable, announced by RBC from time to time, plus in each case 1%. The facility also provides for letters of credit and letters of guarantee denominated in Canadian dollars. Borrowings, letters of credit and letters of guarantee under the facility are secured by all of the assets of VHI and its subsidiary, and is guaranteed by VHI’s subsidiary in the amount of CDN$2.0 million. The loan agreements contain customary representations and warranties and events of default for loan arrangements of this type. In addition, the loan agreements contain customary covenants restricting VHI’s ability to, among other things, merge or enter into business combinations, create liens, or sell or otherwise transfer assets.
Digital Angel’s 10.25% Senior Secured Debenture and Securities Purchase Agreement
Digital Angel entered into a 10.25% Senior Secured Debenture (the “Debenture”) and corresponding Securities Purchase Agreement (“Purchase Agreement”) with Imperium Master Fund, Ltd., or Imperium, dated effective February 6, 2007. Under the terms of the Purchase Agreement, Digital Angel sold to Imperium a 10.25% Senior Secured Debenture in the original principal amount of $6.0 million and a five-year warrant to purchase 699,600 shares of Digital Angel’s common stock (the “Warrant”). The Warrant has an initial exercise price of $2.973 per share and contains certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default.

The Debenture matures on February 6, 2010, and Digital Angel is obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007. Digital Angel has the option, but not the obligation, of making the monthly payments, or a portion of the monthly payments, in shares of Digital Angel’s common stock at 92% of the then current market price upon the satisfaction of certain conditions. If an event of default or a change of control occurs, Imperium has the right to require Digital Angel to redeem the Debenture for a cash amount equal to 110% of the outstanding principal plus interest. The proceeds of the Debenture will be used by Digital Angel to fund a portion of its planned acquisition of certain assets of McMurdo’s marine electronics business by Signature, a United Kingdom-based subsidiary of Digital Angel, and to invest in continued growth of Digital Angel’s business.
Amendment to Credit Facility with Danske Bank A/S
On June 1, 2006, Digital Angel’s wholly-owned subsidiary Daploma International A/S (“Daploma”) amended its credit facility with Danske Bank A/S. The amendment to the credit facility increased the borrowing availability from DKK 12 million (approximately $2.1 million USD at December 31, 2006) to DKK 18 million (approximately $3.2 million USD at December 31, 2006). As of December 31, 2006, $3.0 million USD was outstanding under the credit facility. The interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2006, the annual interest rate on the facility was 5.85%. Borrowing availability under the credit facility considers guarantees outstanding. At December 31, 2006, the borrowing availability on the credit agreement was DKK 0.9 million (approximately $0.2 million USD at December 31, 2006). The credit facility remains effective until further notice and may be terminated by either Daploma or Danske Bank. Daploma can terminate the credit agreement and pay the outstanding balance or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice. In connection with the amendment, Digital Angel executed a letter of support which confirms that Digital Angel shall maintain its holding of 100% of the share capital of Daploma, and that Digital Angel shall neither sell, nor pledge, nor in any other way dispose of any part of Daploma or otherwise reduce its influence on Daploma without the prior consent of Danske Bank A/S, among other requirements.
Share Exchange Agreement
We and Digital Angel entered into a share exchange agreement under which we issued to Digital Angel 1.98 million shares of our common stock in exchange for 3.0 million shares of Digital Angel’s common stock, and a warrant to purchase up to 1.0 million shares of Digital Angel’s common stock at an exercise price of $3.74 per share. As of December 31, 2004, Digital Angel had sold all of the 1.98 million shares of our common stock for net proceeds of approximately $6.7 million. In December 2004, we exercised our warrant for 1.0 million shares of Digital Angel’s common stock. Net proceeds to Digital Angel upon our exercise of the warrant were $3.74 million. The share exchange agreement is more fully discussed in Note 3.

3. Acquisitions

			Goodwill
			and	Other Net
			Other	Assets
	Date	Acquisition	Intangibles	and
Company Acquired	Acquired	Price	Acquired	Liabilities	Business Description
		(in thousands)

DSD Holding A/S	2/28/05	$5,902	$8,008	$(2,106)	Manufactures and markets visual and electronic RFID tags for livestock.

VeriChip Holdings Inc., formerly eXI Wireless, Inc.	3/31/05	$13,283	$11,541	$1,742	Provider of patient wandering, infant protection and asset tracking/location systems combining automated RFID identification and real-time location technologies.

Instantel, Inc.	6/10/05	$24,737	$25,936	$(1,199)	Manufacturer of high-quality remote monitoring products including RFID based patient wandering and infant protection systems and vibration monitors.
DSD Holdings A/S
On February 28, 2005, Digital Angel completed the acquisition of DSD Holding A/S, or DSD Holdings, and DSD Holdings became a wholly-owned subsidiary of Digital Angel. Under the terms of the acquisition, Digital Angel agreed to purchase all of the outstanding capital stock of DSD Holdings for a purchase price equal to seven times DSD Holding’s average annual EBITDA, as defined in the agreement, over the next three years less outstanding indebtedness at the end of the time period. Digital Angel made an initial payment of $3.5 million at closing through the delivery of 684,543 shares of our common stock, which Digital Angel acquired from us in a February 2005 share exchange, as discussed below. The initial payment of $3.5 million negotiated between Digital Angel and the selling shareholders of DSD Holdings was the minimum payment due. During the second quarter of 2005, Digital Angel paid additional consideration of $0.2 million to account for pre-closing price fluctuations.
Pursuant to the terms of the February 2005 share exchange agreement that we entered into with Digital Angel in connection with the DSD Holdings acquisition, we sold to Digital Angel 684,543 shares of our common stock in exchange for 644,140 shares of Digital Angel’s common stock. Under the terms of the share exchange agreement, the value of the common stock exchanged between us and Digital Angel was $3.5 million, which represented the initial partial payment due under the acquisition agreement as discussed above. The number of shares of Digital Angel’s and our common stock issued in the exchange was based upon the average of the volume-weighted-average price of Digital Angel and our common stock, respectively, for the ten trading days immediately preceding, and not including, the transaction closing date, which was $5.434 per share for Digital Angel’s common stock and $5.113 per share for our common stock.
Under the terms of the acquisition agreement pursuant to which Digital Angel acquired DSD Holdings, at any time between the closing date of the acquisition and December 31, 2006, Digital Angel had the right to buyout the remaining purchase price. On April 13, 2006, Digital Angel exercised its right to buyout the remaining purchase price by electing to pay the set amount of $2.0 million. The $2.0 million buyout price was satisfied by a cash payment of $1.0 million made on April 13, 2006, and the issuance on June 8, 2006 of $1.0 million worth of Digital

Angel’s unregistered common stock, or 282,115 shares. The number of shares of Digital Angel’s common stock that were exchanged was determined based upon the average of the volume-weighted-average price of Digital Angel’s common stock for the 10 trading days prior to the closing date of the share exchange agreement, or $3.545 per share. The $2.0 million buyout price was recorded as additional goodwill.
We and the former shareholders of DSD Holdings agreed to exchange, per the terms of a share exchange agreement dated April 12, 2006, registered shares of our common stock for the unregistered shares of Digital Angel’s common stock paid by Digital Angel to the former shareholders of DSD Holdings pursuant to the buyout agreement. Pursuant to the share exchange agreement, we issued to the former shareholders of DSD Holdings 454,545 shares of our common stock, valued at $approximately $1.0 million and $27,751 in cash in exchange for the 282,115 shares of Digital Angel common stock that the former shareholders of DSD Holdings received from Digital Angel in partial payment of the buyout, as more fully discussed above. The number of shares of our common stock that were exchanged was determined based upon the average of the volume-weighted-average price of our common stock for the two trading days immediately preceding, and not including, the transaction closing date of June 8, 2006, which was $2.14 per share.
The DSD Holdings acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of DSD Holdings as of December 31, 2006, was recorded as goodwill of $6.0 million. Intangible assets with an estimated fair value of $2.0 million were also recognized in the acquisition. These intangible assets consist of customer relationships, tradename, patents and a non-compete agreement. The customer relationships, patents and non-compete agreement are being amortized over periods ranging from 3 to 15 years. Amortization expense associated with these intangible assets recorded in the year ended December 31, 2006 and 2005 was approximately $0.2 million and $0.1 million, respectively. The tradename has an indefinite life.
DSD Holdings is a Denmark-based manufacturer and marketer of visual and electronic RFID tags for livestock as well as tamper-proof seals for packing and shipping applications. In considering the benefits of the DSD Holdings acquisition, management recognized the strategic complement of DSD Holding’s technologies and customer base with our existing Animal Applications segment.
VeriChip Holdings Inc.
On March 31, 2005, we acquired VHI through a plan of arrangement under which we paid CDN$1.60 for each outstanding share of VHI (a total of 10,265,178 VHI common shares were outstanding on March 31, 2005) payable in shares of our common stock based on the daily weighted-average closing price of our common stock quoted for the ten consecutive trading days that ended three trading days before the closing. The resulting exchange ratio was 3.0295 shares of VHI’s common stock for each share of our common stock. Accordingly, we issued 3,388,407 shares of our common stock valued at approximately $11.7 million to VHI’s shareholders. In addition, all existing VHI options and warrants outstanding were converted pro rata, based upon the exchange ratio, into options or warrants exercisable into shares of our common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the purchase price was approximately $0.9 million in acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition of which $0.3 million was paid with options. The total cost of the acquisition was approximately $13.3 million.
VHI, based in Vancouver, Canada, has developed patient wandering, maternity ward infant protection and asset location and identification systems combining automated identification and real-time location technologies.
Effective March 31, 2005, we contributed VHI to VeriChip, under the terms of an exchange agreement between us and VeriChip dated June 9, 2005, in consideration for approximately 3.3 million shares of VeriChip’s common stock.
The acquisition of VHI was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of VHI was recorded as goodwill of approximately $5.0 million. The intangible assets with an aggregate fair value of approximately $6.5 million are comprised of patents, trademarks, customer relationships and distribution network. These intangible assets are being amortized over periods ranging from 4 to 12.3 years. The trademarks have indefinite lives. We recorded amortization expense of approximately $0.6 million and $0.5 million in 2006 and 2005, respectively, associated with these intangible assets.
Instantel Inc.
On June 10, 2005, our subsidiary, VHI, entered into a share purchase agreement by and among Instantel, Instantel Holding Company s.ar.l., Perceptis, L.P., VHI, VeriChip and us to acquire 100% of the common stock of Instantel. We funded the acquisition, with such funding being recorded as a capital contribution to VeriChip. Under the terms of the agreement, Instantel became a wholly-owned subsidiary of VHI.
The purchase price for Instantel was $25.0 million, if the sellers elected to receive the second purchase price payment in some combination of VeriChip’s and our common stock, or $24.5 million, if the sellers elected to receive the second purchase price payment in cash. The first payment of $22.0 million was paid in cash at the closing of the transaction. The second payment was required to be made on the earlier of (i) the closing of VeriChip’s initial public offering or (ii) September 30, 2006. Prior to September 30, 2006, in accordance with the share purchase agreement, we were notified by Perceptis that it would exercise its right to receive the second payment of the purchase price in the form of a cash payment of $2.5 million. On October 10, 2006, we paid Perceptis $2.0 million, which amount reflected a holdback of the amount due to Perceptis resulting from a pending $0.5 million indemnification claim resulting from certain tax obligations. A final payment may be due upon resolution of this pending indemnification claim. In addition, we incurred approximately $0.3 million in acquisition costs consisting primarily of legal and accounting related services that are direct costs of the acquisition.
The Instantel acquisition was accounted for under the purchase method of accounting. The excess of purchase price over the estimated fair value of the assets acquired and liabilities assumed of Instantel was recorded as goodwill of $11.0 million. In addition, we have recorded intangible assets of $14.9 million comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 8.4 to 11.8 years. The trademarks have indefinite lives. We recorded amortization expense of approximately $1.2 million and $0.6 million in the years ended December 31, 2006 and 2005, respectively, associated with these intangibles.
Instantel, based in Ottawa, Canada, is a manufacturer of remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base.
In considering the benefits of the VHI and Instantel acquisitions, management recognized the strategic complement of these businesses’ technologies and customer bases with our existing RFID implantable microchip business. The estimated fair value of the acquired intangible assets of DSD Holdings, VHI and Instantel were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors related to distribution networks, and using discounted cash flow methodology. Under this method, we estimated the cash flows that each of these intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates. The expected economic lives of these intangible assets were determined based upon the expected use of the asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in and replacement value of distribution networks, and other factors deemed appropriate.
In performing the expected life analysis, we determined that the acquired trademarks had indefinite lives. In making this assessment, we evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks and we concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition. In addition, we evaluated and determined that there were no competitive or economic factors, including technological advances or obsolescence of the related products that limited the useful lives of the acquired trademarks. Given our market share, the proprietary nature of our RFID products, and the current competitive environment, we are not aware of any significant risk that our technology will be rendered obsolete in the foreseeable future. Therefore, we concluded that based on (i) the current market positions for the acquired products; (ii) the overall expected growth of the RFID technology in our market; (iii) the market presence provided by the established distribution networks of DSD Holdings, VHI and Instantel; (iv) the lack of legal, contractual or competitive factors limiting the useful lives of the acquired trademarks; and (v) the conclusion that the trademarks will have value for the foreseeable future, we had reasonable support to conclude that the acquired DSD Holdings, VHI and Instantel trademarks had indefinite lives.
The total purchase prices of DSD Holdings, VHI, and Instantel were allocated as follows:

	DSD
	Holdings	VHI	Instantel
	(amounts in thousands)
Current assets	$2,631	$3,112	$5,678
Equipment	1,864	191	493
Other assets	33	—	—
Intangibles:
Patented and non-patented proprietary technology	1,050	3,710	1,720
Trademarks and tradename	520	1,131	3,790
Customer relationships and non-compete	393	895	3,390
Distribution network	—	816	6,000
Goodwill	6,045	4,989	11,036
Current liabilities	(3,371)	(1,057)	(2,748)
Long-term debt and other liabilities	(2,713)	—	—
Deferred tax liability	(550)	(504)	(4,622)

Total	$5,902	$13,283	$24,737

In determining the purchase price for these businesses, we considered various factors including: (i) historical and projected revenue streams and operating cash flows of each company; (ii) their management teams; (iii) the potential to expand the market for our existing implantable microchip businesses through their existing distribution channels; (iv) the complementary nature of each of our product offerings as an extension of the offerings of the other company and of our existing businesses; (v) similarities in corporate cultures; and (vi) the opportunity for expanded research and development of the combined product offerings and the potential for new product offerings.
Based on our assessments, it determined that it was appropriate to offer purchase prices for these companies that resulted in the recognition of goodwill.
Pro Forma Results of Operations (Unaudited)
The results of DSD Holdings, VHI, and Instantel have been included in the consolidated statements of operations since their respective dates of acquisition. Unaudited pro forma results of operations for the years ended December 31, 2005 and 2004 are included below. Such pro forma information assumes that the above acquisitions had occurred as of January 1, 2004, and revenue is presented in accordance with our accounting policies. This summary is not necessarily indicative of what our result of operations would have been had DSD Holdings, VHI and Instantel been consolidated entities during such periods, nor does it purport to represent results of operations for any future periods.

	Year Ended	Year Ended
	December	December
(In thousands, except per share amounts)	31, 2005	31, 2004
Net operating revenue	$104,390	$115,701
Net loss from continuing operations attributable to common shareholders — basic and diluted	$(7,061)	$(17,739)
Net loss from continuing operations per common share — basic and diluted	$(0.11)	$(0.37)
Net Gain/Loss on Capital Transactions of Subsidiaries and Gain/Loss Attributable to Changes in Minority Interest As a Result of Capital Transactions of Subsidiaries
Gains where realized and losses on issuances of shares of stock by our majority-owned subsidiaries, VeriChip, Digital Angel, and InfoTech, are reflected in the consolidated statement of operations. We determined that such recognition of gains and losses on issuances of shares of stock by VeriChip, Digital Angel, and InfoTech was appropriate since we do not plan to reacquire the shares issued and the value of the proceeds could be objectively determined.
During 2006, we recorded a loss of $2.0 million from the issuance of 0.5 million shares of VeriChip common stock, a gain of $0.3 million on the issuance of 0.4 million shares of Digital Angel’s common stock and a de minimis gain on the issuance of 50,000 shares of InfoTech’s common stock. During 2005 and 2004, we recorded a gain of $0.4 and $11.1 million on the issuance of 0.2 and 14.4 million shares, respectively, of Digital Angel’s common stock. Also, during 2004, Digital Angel issued 0.2 million shares of its common stock, which were acquired under the terms of a letter agreement among us, Digital Angel and Laurus, Digital Angel’s previous lender. We did not record a gain on the issuance of the shares under the letter agreement, as we intended to acquire such shares upon issuance. VeriChip and InfoTech did not issue any common stock to third parties during 2005 and 2004. The net gains resulted from the difference between the carrying amount of our pro-rata share of our investment in VeriChip, Digital Angel, and InfoTech and the net proceeds from the issuances of the stock.
In addition, Digital Angel issued 0.3 million and 0.6 million shares of its common stock during 2006 and 2005 under the terms of two share exchange agreements entered into in connection with its acquisition of DSD, which did not result in a gain or loss on issuance.
We recorded a gain (loss) of $0.4 million and $0.1 million during 2006 attributable to changes in the minority interest ownership as a result of the capital transactions of VeriChip and Digital Angel, respectively. We recorded a gain (loss) of $0.6 million and $(20.2) million in 2005 and 2004, respectively, attributable to changes in the minority interest ownership as a result of the capital transactions of Digital Angel, including the purchase of 0.3 million shares of treasury stock by Digital Angel during 2005.

The following is a summary of the capital transactions of VeriChip and Digital Angel for 2006, 2005 and 2004:

	For the Year Ended December 31,
	2006	2005	2004
VeriChip	(in thousands, except per share amounts)
Issuances of restricted shares of common stock	500	—	—

Total issuances of common stock	500	—	—

Proceeds from stock issuances	$—	$—	$—
Average price per share	$—	$—	$—
Beginning ownership percentage of VeriChip	100.0%	100.0%	100.0%
Ending ownership percentage of VeriChip	91.7%	100.0%	100.0%

Change in ownership percentage	(8.3)%	—%	—%

Net loss on capital transactions of VeriChip (1)	$(1,954)	$—	$—
Gain attributable to changes in minority interest as a result of capital transactions of VeriChip (1)	$368	$—	$—

	For the Year Ended December 31,
	2006	2005	2004
Digital Angel	(in thousands, except per share amounts)
Issuances of common stock for stock options, warrant exercises, preferred stock conversions and services	386	156	10,557
Issuance of common stock under the share exchange agreement	282	644	4,000

Total issuances of common stock	668	800	14,557

Proceeds from stock issuances	$1,561	$3,923	$36,008
Average price per share	$2.34	$4.90	$2.47
Beginning ownership percentage of Digital Angel	55.4%	54.5%	66.9%
Ending ownership percentage of Digital Angel	55.2%	55.4%	54.5%

Change in ownership percentage	(0.2)%	0.9%	(12.4)%

Net gain on capital transactions of Digital Angel (1)	$322	$411	$11,090
Gain (loss) attributable to changes in minority interest as a result of capital transactions of Digital Angel (1)	$135	$598	$(20,203)

(1)	We have not provided a tax benefit for the net gain (loss) on capital transactions of subsidiaries and gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiaries.
Share Exchange Agreements
We and the former shareholders of DSD Holdings agreed to exchange, per the terms of a share exchange agreement dated April 12, 2006, registered shares of our common stock for the unregistered shares of Digital Angel’s common stock paid by Digital Angel to the former shareholders of DSD Holdings pursuant to the buyout agreement. Pursuant to the share exchange agreement, we issued to the former shareholders of DSD Holdings 0.5 million shares of our common stock, valued at approximately $1.0 million and $27,751 in cash in exchange for the 0.3 million shares of Digital Angel common stock that the former shareholders of DSD Holdings received from Digital Angel in partial payment of the buyout, as more fully discussed in the discussion of the acquisition of DSD Holdings presented above.

On February 25, 2005, we entered into a Stock Purchase Agreement with Digital Angel. Pursuant to the agreement, Digital Angel issued 0.6 million shares of its common stock to us in exchange for 0.7 million shares of our common stock. The purpose of the stock exchange was to use the shares as partial consideration for the acquisition of DSD Holdings as described more fully above. We and Digital Angel entered into the share exchange because the selling shareholders of DSD Holdings desired, at the time the transaction was negotiated, to receive their consideration in our common stock as opposed to Digital Angel’s common stock. The exchange ratio of shares was based upon the average of the volume-weighted-average price of our common stock and Digital Angel’s common stock for the ten trading days immediately preceding and not including the transaction closing date which was $5.434 for Digital Angel’s common stock and $5.113 for our common stock. The value of the stock exchanged was $3.5 million.
On August 14, 2003, we entered into a share exchange agreement with Digital Angel. The share exchange agreement provided for us to purchase 3.0 million shares of Digital Angel’s common stock at a price of $2.64 per share, and for Digital Angel to issue a warrant to us for the purchase of up to 1.0 million shares of Digital Angel’s common stock. The warrant was exercisable for five years beginning on February 1, 2004, at a price per share of $3.74 payable in cash or in shares of our common stock. The purchase price for the 3.0 million shares was payable in our common stock having an aggregate value of $7.9 million. The aggregate purchase price of $7.9 million for the 3.0 million shares of Digital Angel’s common stock was based on the closing price of Digital Angel’s common stock on June 30, 2003, of $2.64 per share. On March 1, 2004, we issued 1.98 million shares of our common stock to Digital Angel as payment for the 3.0 million shares. As of December 31, 2004, Digital Angel had sold all of the 1.98 million shares of our common stock for net proceeds of approximately $6.7 million. In December 2004, we exercised warrants for 1.0 million shares of Digital Angel’s common stock. Net proceeds to Digital Angel upon our exercise of the warrant were $3.74 million. Digital Angel used the proceeds from the sale of our 1.98 million shares of common stock and the exercise of the warrants for working capital purposes.
Dispositions
Sale of Medical Systems Assets
On July 2, 2007, Digital Angel completed its previously announced sale of its wholly-owned subsidiary, OuterLink, to Newcomb. OuterLink provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. Pursuant to the terms of the Stock Purchase Agreement, dated May 7, 2007, Digital Angel sold all of the issued and outstanding shares of stock of OuterLink for a purchase price of $1.0 million, subject to certain adjustments, based on OuterLink’s closing balance sheet. Consideration consisted of a cash payment of $0.8 million and a promissory note of $0.2 million which matures on December 31, 2007. The Stock Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions. In connection with the closing, Digital Angel also executed a one-year non-competition agreement with OuterLink. Paul F. Newcomb, President of Newcomb, was the founder and president of the predecessor company to OuterLink, which Digital Angel acquired in January 2004.
In addition, during 2004, Digital Angel’s board of directors approved a plan to sell its Medical Systems operations and the business assets of Medical Systems were sold effective April 19, 2004. Medical Systems was one of the Company’s reporting units in accordance with FAS 142.
As a result of the sales of OuterLink and Medical Systems their financial conditions, results of operations and cash flows have been reported as discontinued operations in the consolidated financial statements, and the prior periods have been reclassified accordingly. See Note 16 for a discussion of discontinued operations.

4. Inventories
Inventories consist of the following:

	December 31,
	2006	2005
	(in thousands)
Raw materials	$4,780	$4,209
Work in process	2,274	1,857
Finished goods	7,904	8,101

	14,958	14,167
Less: Allowance for excess and obsolescence	1,295	2,148

	$13,663	$12,019

5. Property and Equipment
Property and equipment consist of the following:

	December 31,
	2006	2005
	(in thousands)
Land	$278	$547
Building and leasehold improvements	6,577	5,762
Equipment	16,630	12,467
Software	244	150

	23,729	18,926
Less: Accumulated depreciation	11,978	8,077

	$11,751	$10,849

Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1.5 million and $0.5 million at December 31, 2006 and 2005, respectively. Related accumulated depreciation amounted to $0.2 and $0.1 million as of December 31, 2006 and 2005, respectively.
Depreciation expense charged against income amounted to $2.7 million, $2.2 million and $1.7 million for the years ended December 31, 2006, 2005 and 2004, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $0.2 million, $0.5 million and $0.6 million in 2006, 2005 and 2004, respectively.

6. Goodwill
Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. We apply the principles of SFAS No. 141, Business Combinations (“FAS 141”), and use the purchase method of accounting for acquisitions of wholly-owned and majority-owned subsidiaries.

	December 31,
	2006		2005
	(in thousands)
Beginning balance	$86,231		$64,340
Acquisitions and other adjustments	2,783	(1)	21,891	(2)
Less goodwill impairment	(6,629)		—

Carrying value	$82,385		$86,231

(1)	Includes $0.5 million of goodwill related to a share exchange agreement in April 2006 associated with the acquisition of DSD Holdings and $0.5 million related to the purchase of Signature minority interest.

(2)	Includes $1.5 million of goodwill associated with the acquisition of DSD Holdings, related to a share exchange agreement between us and Digital Angel in February 2005.
METHOD OF ACCOUNTING FOR GOODWILL
Since the adoption of FAS 142 we do not amortize goodwill. Instead, we are required to test goodwill for impairment annually as part of our annual business planning cycle during the fourth quarter of each year or earlier depending on specific changes in conditions surrounding our business units.
We allocate goodwill to our reporting business units. Our reporting units are defined in Note 14. The goodwill assigned to the reporting units associated with our Advanced Technology segment was based on the goodwill acquired as a result of the acquisition of these businesses. Since each business acquired only had one reporting unit, no allocation of the acquired goodwill was necessary. The goodwill allocated to our Healthcare and Security and Industrial reporting units resulted from the acquisitions of VHI and Instantel during the first half of 2005. Accordingly, we were required to allocate the acquired goodwill to each of these reporting units. We allocated the goodwill based on the relative percentage of the allocation of the acquired intellectual property. Intellectual property assets were allocated to the Healthcare and Security and Industrial reporting units based on the classification of the revenue derived from the intellectual property. For example, the distribution network associated with the infant protection and wander prevention systems was allocated to the Healthcare reporting unit, while the distribution network associated with the vibration monitoring system was allocated to the Security and Industrial reporting unit.
The goodwill attributable to the merger of Destron Fearing Corporation, which was a publicly held company trading on the Nasdaq (“Destron”), and Digital Angel.net Inc. (“DA.net”), a wholly-owned subsidiary of ours at the time of the merger, was allocated between Animal Applications and a former reporting unit, the Wireless and Monitoring reporting unit. The merger of Destron and DA.net occurred in September 2000. The goodwill allocated to the Wireless and Monitoring reporting unit was fully impaired in 2002. Since none of the assets and liabilities resulting from the merger was assigned to the Wireless and Monitoring reporting unit, we determined the allocation of the goodwill between the Animal Applications and Wireless and Monitoring reporting units based upon guidance provided in FAS 142. FAS 142 states that, “the methodology used to determine the amount of goodwill to assign to a reporting unit shall be reasonable and supportable and shall be applied in a consistent manner.” Since Destron was a publicly-held company at the time of the merger, and as a result, its fair market value was readily determinable, we allocated to the Animal Applications reporting unit the amount of goodwill equal to Destron’s fair market value prior to the public announcement of the merger. In addition, our Animal Applications reporting unit includes the goodwill that we acquired as a result of the acquisition of DSD Holdings in February 2005 and the goodwill acquired as a result of the share exchange agreements entered into in connection with the DSD Holdings acquisition, which are more fully described in Note 3.
As of December 31, 2006, the goodwill associated with our GPS and Radio Communications reporting unit resulted from the acquisition of Signature in 1998. Since Signature was assigned to only one reporting unit, no allocation of the goodwill acquired from this acquisition was necessary.
In the fourth quarters of 2006, 2005 and 2004, we tested goodwill at each reporting unit level. Our reporting units are those businesses, for which discrete financial information is available and upon which segment management makes operating decisions. The business operations of our current reporting units are described in Note 1.
At December 31, 2004, our reporting units were:
•	Animal Applications segment;

•	GPS and Radio Communications segment;

•	Advanced Technology segment’s GTI;

•	Advanced Technology segment’s PDSC; and

•	Advanced Technology segment’s P-Tech.
At December 31, 2006 and 2005, we had the following reporting units:
•	Healthcare segment;

•	Security and Industrial segment;

•	Animal Applications segment;

•	GPS and Radio Communications segment;

•	Advanced Technology segment’s GTI;

•	Advanced Technology segment’s PDSC; and

•	Advanced Technology segment’s P-Tech.
We tested our goodwill for each of our reporting units during the fourth quarters of 2006, 2005, and 2004. If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then an impairment charge was recorded. The assumptions used in the comparable company and discounted cash flow analyses are described in Note 14.
There was no impairment of goodwill in 2004. The goodwill impairment charge recorded in 2005 related to the goodwill associated with OuterLink, which was part of our GPS and Radio Communications segment. The sale of OuterLink was completed on July 2, 2007 and is more fully discussed in Note 16. Based upon our annual review for impairment in the fourth quarter of 2006 we recorded a goodwill impairment charge of approximately $6.6 million. The goodwill impairment charge related to GTI. This charge is more fully discussed in Note 14.
The changes in the carrying amount of goodwill for the two years ended December 31, 2006, by reporting unit are as follows (our InfoTech segment does not have goodwill and therefore, is not reflected in the table below):

		Security and	Animal	GPS and Radio
	Healthcare	Industrial	Applications	Communications	GTI(1)	PDSC (1)	P-Tech(1)	Total
				($ in thousands)
Balance December 31, 2004	$—	$—	$44,524	$1,604	$16,178	$1,504	$530	$64,340

Acquisitions and other adjustments	13,131	3,851	4,934	(25)	—	—	—	$21,891
Balance December 31, 2005	$13,131	$3,851	$49,458	$1,579	$16,178	$1,504	$530	$86,231

Acquisitions and other adjustments	(789)	(168)	3,181	559	—	—	—	$2,783
Less goodwill impairment	—	—	—	—	(6,629)	—	—	(6,629)

Balance December 31, 2006	$12,342	$3,683	$52,639	$2,138	$9,549	$1,504	$530	$82,385

(1)	Reporting unit is a component of the Advanced Technology segment.
7. Intangibles, net
Intangibles and other assets consist of the following (dollars in thousands):

			Weighted
			Average Lives
	2006	2005	(in years)
Trademarks	$5,441	5,441	Indefinite
Patents and non-patented proprietary technology, net of accumulated amortization of $377 and $318	5,603	6,148	15.0
Customer relationships, net of accumulated amortizations of $980 and $415	3,308	3,873	8.8
Tradenames and non compete, net of accumulated amortization of $125 and $57	268	350	13.1
Distribution networks, net of accumulated amortization of $1,236 and $420	5,580	5,756	8.1

	$20,200	21,568

Estimated amortization expense of the definite-lived assets for the years ending December 31, is as follows:

2007	$1,903
2008	1,875
2009	1,867
2010	1,867
2011	1,867
Thereafter	5,380

$14,759

Amortization of intangibles charged against income amounted to $2.1 million, $1.9 million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

8. Accrued Expenses
Accrued expenses consist of the following:

	December 31,
	2006	2005
	(in thousands)
Accrued wages and payroll expenses	$2,885	$4,305
Accrued severance	391	—
Accrued bonuses	745	657
Accrued compensation to our former CEO	3,300	—
Accrued purchases	1,126	3,827
Accrued litigation reserves	2,946	3,101
Accrued professional fees	1,706	1,533
Other accrued expenses	3,789	3,720
Deferred purchase price obligation	442	3,000

	$17,330	$20,143

9. Notes Payable and Long-Term Debt
Notes payable and long-term debt consist of the following:

	December 31,
	2006	2005
	(in thousands)
Note payable, bore interest at 12% per annum, repaid August 24, 2006	$—	$12,000

Senior secured note — Laurus (net of discount of $1,344)	12,156	—

Line of credit, bears interest at the Canadian or U.S. dollar prime rate plus 1% (6.0% at December 31, 2006), due on demand, and is secured by all of the assets of VHI.	853	94

Mortgage notes payable, collateralized by Digital Angel’s land and buildings, payable in monthly installments of principal and interest totaling $20 thousand, bearing interest at 8.2%, due through November 2010.	2,226	2,281

Note payable, payable in quarterly installments of principal and interest totaling $53 thousand, bearing interest at the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0% (5.47% at December 31, 2006), due through December 2008.	425	569

Equipment loans, collateralized by DSD Holding’s production equipment, payable in monthly installments of principal and interest totaling $32 thousand, bearing interest at variable rates, ranging from 6.0% to 8.14% at December 31, 2006, due through January 2010.	973	1,186

Line of credit, bears interest at the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0% (5.85% at December 31, 2006) and is determined quarterly. The agreement shall remain effective until further notice.	3,013	1,722

Notes payable -other and capital lease obligations	1,827	659

	21,473	18,511
Less: Current maturities	7,262	2,819

	$14,211	$15,692

The table above does not include approximately $64,000 and $0.8 million of current debt associated with our discontinued operations as of December 31, 2006 and 2005, respectively, which is more fully described in Note 16.
$12 Million Non-Convertible Note
On December 28, 2005, we issued a $12 million non-convertible note to Satellite Senior Income Fund, LLC, or SSIF, pursuant to the terms of a note purchase agreement. The note accrued interest at 12% per annum for the first nine-months and then increased by 1% per month thereafter until its maturity date on June 28, 2007. We used a portion of the net proceeds of approximately $11.8 million from the note to repay approximately $5.35 million of our existing debt to SSFA and SSFP, both of whom are affiliates of SSIF. We fully repaid this note on August 24, 2006 with the proceeds from our $13.5 million non-convertible note with Laurus as discussed below and in Note 2.
Laurus Master Fund, Ltd. Financing
On August 24, 2006, we closed a $13.5 million non-convertible debt financing transaction with Laurus pursuant to the terms of the Agreement dated August 24, 2006, between us and Laurus. Under the terms of the Agreement, Laurus extended financing to us in the form of the Note. The Note accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of August 24, 2009. We are obligated to make monthly principal payments ranging from $200,000 to $300,000 beginning on April 1, 2007. The terms of the Note allow for optional redemption by paying 102% of the principal amount. The terms of the Agreement and Note are more fully described in Note 2.
Royal Bank of Canada Credit Agreement
Our subsidiary, VHI, has entered into a credit facility dated March 15, 2006 with the RBC providing for up to CDN$1.5 million, or approximately $1.3 million based on the exchange rate as of December 31, 2006, of revolving credit loans, provided that outstanding borrowings under the facility may not exceed at any time an amount determined by reference to eligible accounts receivable plus eligible inventory, in each case as defined in the agreement, of VHI. The RBC credit agreement is more fully described in Note 2.
Mortgage Notes Payable
Digital Angel is party to a mortgage notes payable collateralized by land and building. Principal and interest payments totaling approximately $20,000 are payable monthly through October 2010. The final payment of $2.0 million is due in November of 2010. The interest rate on the note is fixed at 8.2%. As of December 31, 2006, the amount outstanding under the mortgage note payable was approximately $2.2 million.
Note Payable — Danske Bank
As of December 31 2006, DSD Holdings is party to a note payable with Danske Bank. Principal and interest payments of DKK 0.3 million ($53,100 USD at December 31, 2006) are payable quarterly through December 15, 2008. The interest rate on the note is calculated based on the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0%. The interest rate on the note payable was 5.47% at December 31, 2006. As of December 31, 2006, the amount outstanding under the note payable was approximately $0.4 million.

Equipment Loans
DSD is party to equipment loans which are collateralized by production equipment. Principal and interest payments totaling approximately DKK 0.2 million ($35,400 USD at December 31, 2006) are payable quarterly. Payments are due through January 2010. The interest rates on the loans are variable and range from 6.00% to 8.14% as of December 31, 2006. As December 31, 2006, $1.0 million was outstanding under the equipment loans.
Danske Bank Line of Credit
DSD Holdings and its wholly-owned subsidiary, Daploma International A/S, are party to a credit agreement with Danske Bank. On June 1, 2006, DSD Holdings and Daploma International A/S amended the borrowing availability from DKK 12 million ($2.1 million USD at December 31, 2006) to DKK 18 million ($3.2 million USD at December 31, 2006). As of December 31, 2006, approximately $3.0 million was outstanding under the Danske Bank line of credit, which is more fully described in Note 2.
The scheduled payments due based on maturities of current and long-term debt and at December 31, 2006 are presented in the following table:

Amount
Year	(in thousands)
2007	$7,262
2008	4,250
2009	8,916
2010	2,307
2011	82

Total payments	22,817
Debt discount, net	(1,344)

$21,473

Interest (expense) recovery on the long and short-term notes payable and warrants settleable in shares of the Digital Angel common stock that we own amounted to $(3.5) million, $1.7 million, $(2.9) million for the years ended December 31, 2006, 2005 and 2004, respectively.
The weighted average interest rate (excluding the effect of the interest (expense) recovery associated with the warrants settable in shares of the Digital Angel common stock owned by us) was 15.5% and 14.6% for the years ended December 31, 2006 and 2005, respectively.

10. Warrant Liability

				Balance
Class of			Exercised/	December 31,	Exercise	Date of	Exercisable
Warrants	Authorized	Issued	Forfeited	2006	Price	Issue	Period
Class Z	535	535	102	433	$1.88	June 2003	4 years
The class Z warrant was issued in connection with our 8.5% convertible exchangeable debentures, which we issued on June 30, 2003. The warrant was originally valued at $1.4 million. The original fair value assigned to the warrant was recorded as a reduction in the value assigned to the debentures (original issue discount) and an increase in long-term liabilities. The original issue discount was amortized as interest expense. The unamortized portion of the original issue discount was fully expensed during the fourth quarter of 2003, when the debentures were satisfied in full. The warrant currently is exercisable into 433,323 shares of our common stock or exchangeable into 769,648 shares of the Digital Angel common stock that we own, or exercisable/exchangeable into a combination of shares from both companies at the holders’ option. Therefore, in accordance with EITF Issue 00-6 “Accounting for Freestanding Derivative Financial Instruments Indexed to, and Potentially Settled in, the Stock of a Consolidated Subsidiary,” the value of the warrants is required to be recorded as a liability and marked to market each reporting period. We determine the value of the liability each quarter using the Black Scholes valuation model. The liability is subject to a floor amount equal to the original value ascribed to the warrants.
During the years ended December 31, 2005, and 2004 we recorded interest expense (recovery) of $(3.2) million and $1.4 million, respectively, as a result of these revaluations. The value of the warrants decreased significantly in 2005 as a result of a decrease in the quoted market price of Digital Angel’s common stock, the reduction in the life of the warrants (the warrants expire in June 2007) and a decrease in the historical, and consequently, the expected volatility of Digital Angel’s common stock.
We will be required to record an impairment loss if the carrying value of the Digital Angel common stock underlying the warrants exceeds the exercise price. Should the holders elect to exercise the warrants into shares of the Digital Angel common stock owned by us, such exercise may result in our recording a gain on the transaction. In November 2004, approximately 0.1 million warrants were exercised into approximately 0.2 million shares of the Digital Angel common stock that we owned resulting in a gain on the transaction of approximately $0.8 million. The warrants are subject to adjustment upon:
•	the issuance of shares of common stock, or options or other rights to acquire our common stock, at an issue price lower than the exercise price under the warrants;

•	the declaration or payment of a dividend or other distribution on our common stock; and

•	the issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.
As of December 31, 2006, the value of the warrants was approximately $1.2 million.
Our issuance of the class A warrant to Laurus in August 2006, as more fully discussed in Notes 2 and 12, triggered the anti-dilution provision under the class Z warrant agreement and, as a result, the exercise price of the class Z warrants exercisable into shares of our common stock was reduced from $2.75 per share to $1.88 per share.

11. Fair Value of Financial Instruments
Cash and Cash Equivalents
The carrying amount approximates fair value because of the short maturity of those instruments.
Notes Payable and Long-Term Debt
The carrying amount approximates fair value because the current interest rates approximate market rates.
Accounts Payable and Accrued Expenses
The carrying amount approximates fair value.
Warrant Liability
The carrying amount of warrants is revalued each reporting period and approximates current fair value.
12. Warrants, Stock Options, and Restricted Stock
Warrants
Warrants Classified as Equity
We have issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

				Balance
Class of			Exercised/	December	Exercise	Date of	Exercisable
Warrants	Authorized	Issued	Forfeited	31, 2006	Price	Issue	Period
Series B	667	667	—	667	3.26	April 2004	5 years
Series D	667	667	—	667	4.97	October 2004	5 years
Series E	976	976	—	976	4.04	June 2005	5 years
Series E	200	200	—	200	3.70	June 2005	5 years
Class A	1,720	1,720	—	1,720	1.88	August 2006	7 years

	4,230	4,230	—	4,230

The Series B warrant was issued to SSFA in connection with a securities purchase agreement effective April 16, 2004. The Series B warrant is exercisable for approximately 0.7 million shares of our common stock. The exercise price of the Series B warrant, which was originally $3.30 per share, has been reduced to $3.26 per share as a result of our issuance of the Class A warrant to Laurus in August 2006. The issuance of the warrant to Laurus triggered the anti-dilution provisions in the Series B warrant agreement. The Series B warrant vested on April 16, 2005 and expires on April 16, 2010. The Series B warrant agreement provides for anti-dilution provisions that require that the exercise price be adjusted if we issue certain securities at a price below the exercise price then in effect and the number of warrants and the exercise price is required to be adjusted upon the declaration or payment of a dividend or other distribution of our common stock. The total number of shares that can be issued under such provisions is subject to a ceiling.
The Series D warrants were issued to SSFA in connection with a securities purchase agreement effective October 21, 2004. The Series D warrant is exercisable into approximately 0.7 million shares of our common stock. The exercise price of the Series D warrant, which was originally $5.05 per share, has been reduced to $4.97 per share as a result of our issuance of the Class A warrant to Laurus in August 2006, which triggered the anti-dilution provisions in the warrant agreement. The Series D warrant vested on October 21, 2005 and expires on October 21, 2010. The Series D warrant agreement provides for anti-dilution provisions similar to those outlined above for the Series B warrant and the total number of shares that can be issued under such provisions is also subject to a ceiling.
The Series E warrants were issued in connection with our financing with SSFP and SSFA on June 10, 2005. Warrants to acquire 739,516 and 436,559 shares of our common stock were issued to SSFP and SSFA, respectively. The warrants are exercisable at any time at exercise prices ranging from $3.70 to $4.04 per share. The exercise prices of the warrants were reduced from prices ranging from $3.75 to $4.09 per share as a result of our issuance of the Class A warrant to Laurus in August 2006, which triggered the anti-dilution provisions in the warrant agreements. The warrants vested on June 10, 2005 and expire on June 10, 2010. The Series E warrant agreement provides for anti-dilution provisions similar to those outlined above for the Series B warrant and the total number of shares that can be issued under such provisions is also subject to a ceiling.
The Class A warrant was issued to Laurus in connection with our financing on August 24, 2006. The warrant is exercisable at an exercise price of $1.88 per share. The warrant is exercisable beginning on August 24, 2006, and expires on August 24, 2013. Laurus has agreed to a 12 month lock-up with respect to the sale of the shares of common stock underlying the warrant. The Class A warrant agreement provides for standard anti-dilution provisions. The number of shares that can be issued under such provision is subject to a ceiling.
The effect of the re-pricing of the class Z warrant, which are classified as a liability and more fully discussed in Note 10, and the Series E warrants, which were issued by us in connection with debt financings, was to increase interest expense during the year ended December 31, 2006 by approximately $0.1 million.
The valuation of warrants utilized the following assumptions in the Black-Scholes valuation model:

	Dividend		Expected	Risk-Free	Date of the
Class of Warrant	Yield	Volatility	Lives (Yrs.)	Rate	Assumptions
Series B	0%	69.00%	6.0	3.38%	April 5, 2004

Series C	0%	50.00%	0.42	2.00%	October 21, 2004

Series D	0%	50.00%	6.0	3.31%	October 21, 2004

Series E	0%	50.00%	5.0	3.75%	June 10, 2005

Class A	0%	60.00%	7.0	4.85%	August 24, 2006
Stock Option Plans
On December 12, 2005, our board of directors, as well as the boards of directors of VeriChip and Digital Angel, approved the vesting on December 30, 2005 of all of the outstanding and unvested stock options previously awarded to certain employees, directors and consultants (to the extent not already vested on that date), excluding approximately 0.2 million of Digital Angel’s options, provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason. The purpose of accelerating the vesting of the employees’ and directors’ options was to enable us to avoid recognizing in our statement of operations compensation expense associated with the options in future periods.

As a result of the accelerated vesting of the stock options, we expected to avoid recognition of up to approximately $7.6 million of compensation expense in our statements of operations over the course of the original vesting period, substantially all of which was expected to have been charged against earnings in 2006 and 2007. The fair value charge for employee stock option grants which had accelerated vesting in 2005 has been included in our pro forma stock-based footnote disclosure for the year ended December 31, 2005, which is presented below. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when such options are in the money on the date of acceleration, that would allow an employee to vest an option that would have otherwise been forfeited based on the award’s original terms. We would have been required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested over the first half of 2006, with a smaller percentage vesting over a 30 month period. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of the 8.8 million stock options that were affected by the accelerated vesting, substantially all of the $4.6 million of intrinsic value of the newly vested options was attributable to VeriChip’s executive officers and directors. We were unable to estimate the number of options that will ultimately be retained that otherwise would have been forfeited, absent the acceleration. Based on the high concentration of in-the-money options awarded to VeriChip’s officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the year ended December 31, 2006, approximately $0.4 million of compensation expense was recorded as a result of the realization of such a benefit by three option holders.
The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of FAS 123 as of January 1, 2004 to our stock-based employee compensation for options granted under our plans as well as to the plans of our subsidiaries:

	Year Ended December
	31
	2005	2004
Net loss attributable to common stockholders, as reported	$(12,212)	$(17,299)
Add back (deduct): Total stock-based employee compensation expense determined under APB No. 25 for all awards, net of related tax effects(1)	(33)	53
Deduct: Total stock-based employee compensation expense determined under fair value- based method for all awards, net of related tax effects(2)	(15,349)	(7,963)

Pro forma net loss	$(27,594)	$(25,209)

Loss per share:
Basic—as reported	$(0.19)	$(0.34)
Basic—pro forma	$(0.44)	$(0.49)
Diluted—as reported	$(0.19)	$(0.34)
Diluted—pro forma	$(0.44)	$(0.49)

(1)	For 2005 and 2004, amounts include $0.2 million and $0.0 million of compensation expense, respectively, associated with subsidiary options.

(2)	For 2005 and 2004, amounts include $9.8 million and $5.3 million of compensation expense, respectively, associated with subsidiary options.
During 2006, 2005 and 2004, we incurred approximately $0.0 million, $1.1 million and $0.0 million, respectively, of expense associated with stock options issued to consultants.

We adopted the provisions of FAS 123R on January 1, 2006 using the modified prospective application method of adoption which requires us to record compensation cost related to unvested stock awards as of December 31, 2005, by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December, 2005 are valued at fair value in accordance with provisions of FAS 123R and recognized on a straight line basis over the service periods of each award. Our estimated forfeiture rates for the year ended December 31, 2006 were based on our historical experience. Upon adoption of FAS 123R we elected to continue using the Black-Scholes option pricing model.
During the year ended December 31, 2006, we recorded approximately $1.7 million in compensation expense related to stock options granted to our and our subsidiary employees, directors and consultants, including approximately $0.1 million associated with certain of our fully-vested stock options, which were modified during the period.
A summary of the status of our and our subsidiaries stock options as of December 31, 2006, and changes during the three years then ended, is presented below.
Applied Digital Stock Plans
During 1996, we adopted a nonqualified stock option plan, or the Option Plan. During 2000, we adopted the 1999 Flexible Stock Plan, or the 1999 Flexible Plan. With the 2000 acquisition of Destron Fearing, we acquired one additional stock option plan referred to as the Employee Stock Option Plan. During 2003, we adopted the 2003 Flexible Stock Plan, or the 2003 Flexible Plan. During 2005, with the acquisition of VHI, we acquired two additional stock option plans, referred to as the VHI Option Plans. We had a seventh stock option plan that we acquired in connection with the 2000 acquisition of Destron Fearing that terminated upon the expiration of all outstanding stock options in 2005.
Under the Option Plan, options for 1.0 million common shares were authorized for issuance to certain of our officers, directors and employees. As of December 31, 2006, approximately 0.8 million options have been issued, net of forfeitures, and 0.1 million are outstanding under the Option Plan. The options vest as determined by our board of directors and are exercisable over a period of five years. The Option Plan has been discontinued with respect to any future grant of options.
Under the 1999 Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights, or SARs, or Performance Shares may be granted to our officers, directors and employees is 3.6 million. As of December 31, 2006, 3.3 million options have been granted, net of forfeitures and 1.0 million are outstanding. The options vest as determined by our board of directors and are exercisable over a period of five years.
Under the Employee Stock Option Plan, the Plan authorized the grant of options to the employees to purchase shares of common stock. As of December 31, 2006, 0.1 million options have been granted and 0.1 million are outstanding. The Plan has been discontinued with respect to any future grant of options.
Under the 2003 Flexible Plan, the number of shares which may be issued or sold, or for which options, SARs, or performance shares may be granted to our officers, directors and employees is 5.2 million. As of December 31, 2006, 4.8 million options have been granted and 4.7 million are outstanding. The options vest as determined by our board of directors and are exercisable over a period of seven years. In addition, as of December 31, 2006, approximately 30,000 shares of common stock have been granted under the 2003 Flexible Plan to non-employee directors in payment of certain directors’ fees and 50,000 shares of common stock have been granted to our CEO under the terms of his employment agreement.
The VHI Option Plans authorized the grant of options to the employees to purchase shares of our common stock as a result of the acquisition. As of December 31, 2006, 0.2 million options have been granted and 0.1 million are outstanding. The VHI Option Plans have been discontinued with respect to any future grant of options.
No SARs have been granted under the aforementioned plans.

In addition, as of December 31, 2006, we have granted approximately 0.2 million options, net of forfeitures, and have outstanding approximately 0.2 million options which were granted outside of the above plans as an inducement to employment or for consulting services.
A summary of the stock option activity for Applied Digital’s stock options plans for 2006, 2005 and 2004 is as follows (in thousands, except per share price data):

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price
Outstanding on January 1	6,490	$4.34	4,068	$6.15	2,492	$9.30
Granted	—	—	3,004	3.05	1,868	2.73
Exercised(1)	(31)	1.33	(46)	2.42	(212)	2.59
Forfeited	(293)		(536)	12.70	(80)	15.99

Outstanding on December 31	6,166	3.27	6,490	4.34	4,068	6.41

Exercisable on December 31(2)	6,166	3.27	6,490	4.34	2,126	9.79

Shares available on December 31 for options that may be granted	801		669		253

(1)	The intrinsic value of the stock options exercised in 2006, was approximately $23,000.

(2)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of Applied Digital’s common stock was $1.81 at December 31, 2006 based upon our closing price on the NASDAQ. As of December 31, 2006, the aggregate intrinsic value was $0.1 million.

The following table summarizes information about Applied Digital’s stock options at December 31, 2006 (in thousands, except per share price data):

	Outstanding Stock Options
		Weighted-		Exercisable Stock
		Average		Options
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
		Life In	Exercise		Exercise
Range of Exercise Prices	Shares	Years	Price	Shares	Price
$0.0000 to $7.5000	6,048	5.1	$3.06	6,048	$3.06
$7.5001 to $15.0000	73	0.8	10.36	73	10.36
$15.0001 to $22.5000	31	1.9	16.63	31	16.63
$22.5001 to $30.0000	12	1.5	27.46	12	27.46
$30.0001 to $37.5000	—	0.0	0.00	—	0.00
$37.5001 to $45.0000	2	0.5	41.72	2	41.72

	6,166	5.8	$3.27	6,166	$3.27

The weighted average per share fair values of grants made in 2005 and 2004 for our incentive plans were $1.51 and $1.81, respectively. We did not grant any options in 2006. The weighted average per share fair value of options granted or modified by us during the years ended December 31, 2005 and 2004 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended
	December	December
	31, 2005	31, 2004
Estimated option life	5 years	7.8 years
Risk free interest rate	4.14%	4.00%
Expected volatility	50.00%	67.59%
Expected dividend yield	—%	—%
In addition to the above options, certain subsidiaries of ours have issued options to various employees, officers, directors and consultants. Information pertaining to option plans of our subsidiaries is as follows.
VeriChip’s Stock Option Plans
On December 12, 2005, we approved a 2-for-3 reverse stock split for VeriChip’s common stock, which was effectuated on December 20, 2005. Again on December 18, 2006, VeriChip effectuated a 1-for-3 reverse stock split. All options reflected below have been adjusted for these reverse stock splits.
In February 2002, the board of directors of VeriChip approved the VeriChip Corporation 2002 Flexible Stock Plan, or the VeriChip 2002 Plan. Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted to certain directors, officers, and employees is approximately 2.0. As of December 31, 2006, 1.7 million options, net of forfeitures, have been granted to directors, officers, and employees under the plan, and all of the options granted were outstanding as of December 31, 2006. As of December 31, 2006, no SARs have been granted under the VeriChip 2002 Plan. The options vest as determined by VeriChip’s board of directors and are exercisable for a period of up to eight years.
The 2005 Flexible Stock Plan was adopted by our board of directors on April 27, 2005 and approved by our stockholders on June 11, 2005. VeriChip’s board of directors adopted resolutions amending the VeriChip Corporation 2005 Flexible Stock Plan, or the VeriChip 2005 Plan in December 2006, and the amendment was approved by us, as VeriChip’s then sole stockholder, in December 2006. The 2005 Flexible Stock Plan also provides that VeriChip may grant awards of common stock in lieu of cash compensation pursuant to the mutual agreement of the applicable plan participant and us. Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted to directors, officers and employees is approximately 0.3 million. No options were granted under the VeriChip 2005 Plan as of December 31, 2006.

In addition, as of December 31, 2006, 0.4 million options, net of forfeitures, have been granted outside of VeriChip’s plans as an inducement to employment or for consulting services, and all of the options were outstanding as of December 31, 2006.
A summary of stock option activity for VeriChip’s plans for 2006, 2005 and 2004 is as follows (in thousands, except per share price data):

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding on January 1	2,055	$1.91	1,826	$0.54	1,387	$0.35
Granted (1)	52	9.87	428	7.11	674	1.72
Exercised	—	—	—	—	—	—
Forfeited	(7)	2.62	(199)	0.51	(236)	2.82

Outstanding on December 31	2,100	$2.10	2,055	$1.92	1,826	$0.54

Exercisable on December 31 (2)	2,049	$1.91	2,055	$1.92	1,351	$0.33

Shares available on December 31 for options that may be granted	503		545		152

(1)	The total compensation expense associated with the options granted in 2006 was approximately $0.1 million. The remaining amount of the compensation expense to be recorded over the remaining vesting period of the options is approximately $0.2 million.

(2)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of VeriChip’s common stock was estimated to be $6.50 at December 31, 2006 based upon its initial public offering price. As of December 31, 2006, the aggregate intrinsic value of VeriChip’s outstanding stock options was $11.3 million.

The following table summarizes information about VeriChip’s stock options at December 31, 2006 (in thousands, except per share price data):

	Outstanding Stock Options
		Weighted-		Exercisable Stock
		Average		Options
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
		Life In	Exercise		Exercise
Range of Exercise Prices	Shares	Years	Price	Shares	Price
$0.0000 to $2.0250	1,623	3.6	$0.55	1,623	$0.55
$2.0251 to $4.0500	—	—	—	—	—
$4.0501 to $6.0750	67	7.2	5.11	67	5.11
$6.0751 to $8.1000	298	6.6	7.04	298	7.04
$8.1001 to $10.1250	106	7.0	9.23	55	8.55
$10.1251 to $20.2500	6	6.0	20.25	6	20.25

	2,100	4.3	$2.10	2,049	$1.91

The weighted average per share fair values of grants made in 2006, 2005 and 2004 for VeriChip’s incentive plans were $5.96, $9.60 and $1.98, respectively. The weighted average per share fair value of options granted by VeriChip during the years ended December 31, 2006, 2005 and 2004 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2005	2004
Estimated option life	5.0 years	5.5 years	5.5 years
Risk free interest rate	4.29%	3.84%	3.88%
Expected volatility	60.00%	50.00%	68.84%
Expected dividend yield	—%	—%	—%
Digital Angel’s Stock Option Plans
As of December 31, 2006, Digital Angel maintains the Amended and Restated Digital Angel Corporation Transition Stock Option Plan (“DAC Stock Option Plan”), which is described below, and has outstanding stock options which were issued pursuant to another plan that was terminated on February 23, 2006.
As of December 31, 2006, the DAC Stock Option Plan had 18.2 million shares of common stock reserved for issuance, of which 17.7 million shares have been issued and approximately 0.5 million remain available for issuance. As of December 31, 2006, awards consisting of options to purchase 9.7 million shares were outstanding under the DAC Stock Option Plan and awards consisting of options to purchase 0.5 million shares were outstanding under the Company’s terminated stock option plan. Additionally, restricted stock awards for 0.2 million shares of common stock have been granted under the DAC Stock Option Plan. Option awards are generally granted with exercise prices between market price and 110% of the market price of the Company’s stock at the date of grant; option awards generally vest over 3 to 9 years and have 10-year contractual terms.
In addition, approximately 1.5 million options were issued outside of Digital Angel’s plans as an inducement to employment or for consulting services.

A summary of stock option activity for Digital Angel’s plans for 2006, 2005 and 2004 is as follows (in thousands, except exercise price data):

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding on January 1	9,955	$3.94	6,528	$3.353	7,357	$2.98
Granted(1)	2,325	3.21	3,922	4.97	3,405	3.80
Exercised(2)	(320)	1.80	(20)	2.73	(4,076)	2.94
Forfeited	(255)	4.61	(475)	4.46	(158)	3.90

Outstanding on December 31	11,705	$3.84	9,955	$3.94	6,528	$3.35

Exercisable on December 31(3)	9,247	$4.00	3,255	$3.98	3,255	$2.94

Shares available for grant on December 31	469		2,811		4,412

(1)	The total compensation expense associated with the options granted in 2006 was $0.5 million. The amount of compensation expense to be recorded over the remaining vesting period of the options is approximately $4.5 million.

(2)	The intrinsic value of the stock options exercised in 2006 was approximately $0.6 million.

(3)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of Digital Angel’s common stock was $2.55 at December 31, 2006 based upon its closing price on the NASDAQ. As of December 31, 2006, the aggregate intrinsic value of Digital Angel’s outstanding stock options was $1.4 million.
The following table summarizes information about Digital Angel’s stock options at December 31, 2006 (in thousands, except exercise price data):

	Outstanding Stock Options
		Weighted
		Average		Exercisable Stock
		Remaining	Weighted		Weighted
		Contractual	Average		Average
		Life In	Exercise		Exercise
Range of Exercise Prices	Shares	Years	Price	Shares	Price
$0.01 to $2.00	907	5.13	$1.14	9.07	$1.14
$2.01 to $4.00	7,096	7.78	3.51	4,704	3.66
$4.01 to $6.00	3,584	8.00	4.98	3,518	4.99
$6.01 to $8.00	—	—	—	—	—
$8.01 to $10.00	118	3.38	10.00	118	10.00

	11,705	7.60	$3.84	9,247	$4.00

The weighted average per share fair values of grants made in 2006, 2005 and 2004 for Digital Angel’s incentive plans were $2.65, $4.97 and $3.57, respectively. The weighted average per share fair value of options granted by Digital Angel during the years ended December 31, 2006, 2005 and 2004 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2005	2004
Estimated option life	4-10 years	5 years	5 years
Risk free interest rate	4.64 - 4.94%	3.83%	3.81%
Expected volatility	85.74 - 87.19%	91.04 - 113.34%	165.00%
Expected dividend yield	—%	—	—
Thermo Life Energy Corp.’s Stock Option Plans
In April 2003, the board of directors of Thermo Life Energy Corp., our wholly-owned subsidiary, approved the Thermo Life Energy Corp. 2003 Flexible Stock Plan, or the Thermo Life 2003 Plan. Under the Thermo Life 2003 Plan, the number of shares for which options, SARs or performance shares may be granted to certain directors, officers and employees is 7.0 million. As of December 31, 2006, 4.4 million options have been granted to directors, officers and employees under the plan, and all of the options granted were outstanding as of December 31, 2006. The options vest from six months to three years from the date of grant and expire seven years from the vesting date. As of December 31, 2006, no SARs have been granted under the Thermo Life 2003 Plan.

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding on January 1	4,390	$0.05	3,890	$0.05	3,900	$0.05
Granted	—	—	500	0.11	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	(10)	$0.05

Outstanding on December 31	4,390	$0.06	4,390	$0.06	3,890	$0.05

Exercisable on December 31(1)	4,057	$0.05	3,857	$0.05	3,523	$0.05

Shares available on December 31 for options that may be granted	4,010

(1)	The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The estimated market value of Thermo Life Energy Corp.’s stock was $0.05 on December 31, 2006. As of December 31, 2006, the aggregate intrinsic value of ThermoLife Energy Corp.’s outstanding stock options was $0.

Outstanding Stock Options
		Weighted-		Exercisable Stock
		Average		Options
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
Range Of		Life In	Exercise		Exercise
Exercise Prices	Shares	Years	Price	Shares	Price
$0.0000 to $0.0550	3,890	5.0	$0.05	3,890	$0.05
$0.0551 to $0.0990	—	—	—	—	—
$0.0991 to $0.1100	500	7.6	0.11	167	0.11

	4,390	5.3	$0.06	4,057	$0.05

The weighted average per share fair values of grants made in 2005 and 2004 for Thermo Life’s incentive plans were $0.05 and $0.03, respectively. Thermo Life did not grant any options during 2006. The weighted average per share fair value of options granted or modified by Thermo Life during the years ended December 31, 2005 and 2004 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended
	December	December
	31, 2005	31, 2004
Estimated option life	5.5 years	5.5 years
Risk free interest rate	4.13%	2.92%
Expected volatility	50.00%	76.00%
Expected dividend yield	—%	—%
Qualified Employee Stock Purchase Plan
During 1999, we adopted a qualified Employee Stock Purchase Plan, or the Stock Purchase Plan. Under the Stock Purchase Plan, options have been granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 1.3 million common shares were authorized for issuance to substantially all of our full-time employees, of which 0.7 million shares have been issued and exercised through December 31, 2006. Each participant’s options to purchase shares will be automatically exercised for the participant on the exercise dates determined by our board of directors. Under FAS 123(R), options granted under the Stock Purchase Plan may be compensatory. As a result, we did not offer any options under the plan during 2006.
Restricted Stock Grants
The stock-based compensation charges associated with restricted stock are included in the consolidated statements of operations in selling, general and administrative expense.
In December 2006, we issued 0.1 million shares of our restricted common stock to our CEO. Fifty percent (50%) of the restricted stock vested immediately and 50% will vest on December 31, 2008. We determined the value of the stock to be $0.2 million based on the closing price of our stock on the date of grant. The value of the restricted stock is being amortized as compensation expense over the vesting period. We recorded compensation expense of approximately $0.1 million in 2006 associated with the restricted stock.

In December 2006, VeriChip issued 0.5 million shares of its restricted common stock to its chairman of the board and CEO, which will vest on December 31, 2008. VeriChip determined the value of the stock to be $4.5 million based on the estimated value of its common stock of $9.00 per share on the date of grant. The value of the restricted stock is being amortized as compensation expense over the vesting period. VeriChip recorded compensation expense of approximately $0.2 million in 2006 associated with the restricted stock.
In March 2005, Digital Angel granted ours and Digital Angel’s chairman of the board, 0.1 million shares of its restricted stock. Fifty percent (50%) of the restricted stock vested on March 7, 2006 and 50% will vest on March 7, 2007. Digital Angel determined the value of the stock to be $0.5 million based on the closing price of Digital Angel’s stock on the date of grant. The value of the restricted stock has been recorded as deferred compensation and is being amortized as compensation expense over the two-year vesting period. In the years ended December 31, 2006 and 2005, $0.2 million and $0.2 million of compensation expense, respectively, was recorded in connection with the restricted stock.
In February 2005, Digital Angel granted an employee 0.1 million shares of its restricted stock. Thirty percent (30%) of the restricted stock vested on February 25, 2006, 30% will vest on February 25, 2007 and 40% will vest on February 25, 2008. Digital Angel determined the value of the stock to be $0.3 million based on the closing price of its stock on the date of grant. The value of the restricted stock has been recorded as deferred compensation and is being amortized as compensation expense over the vesting period. In the year ended December 31, 2006 and 2005, $0.1 million and $0.1 million, respectively, of compensation expense was recorded in connection with the restricted stock.
13. Agreement With Former Chief Executive Officer
On December 5, 2006, we finalized and entered into an agreement, or the December 5, 2006 Agreement, with Mr. Silverman, our chairman of the board and former chief executive officer, or CEO. The agreement was entered into to (i) induce Mr. Silverman to assume the chief executive position at VeriChip, (ii) to allow us the option (with any necessary approvals) to issue certain incentive payments in stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate the Applied Digital Solutions, Inc. Employment and Non-Compete Agreement dated April 8, 2004, or the ADS/Silverman Employment Agreement, between us and Mr. Silverman. We determined that it was in our best interest to enter into the December 5, 2006 Agreement with Mr. Silverman in order to motivate him to accept the position as VeriChip’s CEO, to maintain his status on our, Digital Angel’s and VeriChip’s boards and to motivate him to improve the value of VeriChip.
Per the terms of the December 5, 2006 Agreement, in consideration for Mr. Silverman waiving all of his rights pursuant to the ADS/Silverman Employment Agreement and as incentive to accept the position of CEO at VeriChip, Mr. Silverman shall receive $3.3 million. The $3.3 million has been included in selling, general and administrative expense. The payment is to be made in cash. In lieu of cash, we may, in our sole discretion, elect to transfer to Mr. Silverman shares of our common stock that have a value of $3.3 million. We may elect to pay the amount in stock at any time during the 120 day period following the date of the December 5, 2006 Agreement. If Mr. Silverman remains on our board of directors or if there is some other reason that shareholder approval is necessary to permit the issuance of the stock, then we shall have 120 days from our election to make the payment in shares of our common stock to obtain shareholder approval. If we do not obtain shareholder approval in such timeframe, the payment must be made in cash. In the event that we issue our common stock in payment of the $3.3 million, such stock shall be restricted (that is, subject to a substantial risk of forfeiture in the event that Mr. Silverman voluntarily resigns as the chairman and CEO of VeriChip on or before December 31, 2008, or in the event that VeriChip terminates its employment agreement with Mr. Silverman for cause in accordance with that agreement.)
On March 14, 2007, we made a partial payment to Mr. Silverman in the form of 503,768 shares of our common stock, which shares were issued under our 1999 Flexible Stock Plan and 2003 Flexible Stock Plan, as partial payment in connection with our obligations to Mr. Silverman under the December 5, 2006 Agreement. These shares were issued under a letter agreement between us and Mr. Silverman dated March 14, 2007. The letter agreement was intended to clarify, modify and partially satisfy certain terms of the December 5, 2006 Agreement, including our election to satisfy a portion of our obligation now by issuing the 503,768 shares with a value as of March 14,

2007 of $735,501 and a cash payment of $264,499. These shares were issued to Mr. Silverman outright with no risk of forfeiture. Per the terms of the letter agreement, Mr. Silverman further agreed that he will not require us to make the remaining portion of the payment due to him under the December 5, 2006 Agreement of $2.3 million until the earlier of April 1, 2008 or the receipt of funds by us in excess of $4.0 million in a single transaction resulting from (i) the issuance of our equity; or (ii) the sale of one of our assets, including the shares of Digital Angel or VeriChip common stock that we own.
14. Asset Impairment
Asset impairment during the years ended December 31, 2006, 2005 and 2004 was:

	2006	2005	2004
Goodwill -
Advanced Technology segment	$6,629	$—	$—

As of December 31, 2006, the net carrying value of our goodwill was $82.4 million. There was no impairment of goodwill upon our annual review for impairment in the fourth quarter of 2004. However, based upon our annual review for impairment in the fourth quarter of 2006 we recorded a goodwill impairment charge of approximately $6.6 million related to the goodwill associated with GTI, which is included in our Advanced Technology segment. In addition, during 2005, we recorded an impairment charge of approximately $7.1 million associated with OuterLink. See Note 16.
In accordance with FAS 142, upon adoption, we were required to allocate goodwill to our reporting units. Our reporting units and our methodology for assigning goodwill to our reporting units are described in Note 6.
During the fourth quarter of 2006, we determined the fair value of our Healthcare and Security and Industrial reporting units using discounted cash flow analyses, which are more fully described below. During the fourth quarter of 2005, we determined the fair value of our Healthcare and Security and Industrial reporting units by first calculating the fair value of VeriChip’s implantable microchip business using a discounted cash flow analysis. The assumptions included in the cash flow model were cash flows for a period of five years, a discount rate of 30% and a terminal value multiple of 10, which management believed were appropriate assumptions in valuing this business. Second, we combined the value determined for our implantable microchip business with the amounts that we paid for VHI and Instantel, which were acquired on March 31, 2005 and June 10, 2005, respectively. Management felt that the purchases prices for these two entities represented their fair values since they were based on third party negotiated transactions, which (i) had occurred in close proximity to the fair value measurement date; and (ii) fairly represented the value of these businesses based on their achievements of projected profitability during the periods from their dates of acquisition to the asset impairment testing date. We allocated 65% and 35% of the fair value of the implantable microchip business to the Healthcare and Security and Industrial reporting units, respectively, which was consistent with the allocation of that business’ asset to the reporting units. The remaining fair value was allocated to the reporting units based on the values determined in the VHI and Instantel purchase price allocation reports, and the classification of the revenue derived from the associated assets.
Specifically, the fair values were allocated as follows:
Accounts receivable, inventory and other assets directly related to a specific product were allocate to the reporting unit that included the revenue from that product. Intangible assets were allocated to the Healthcare and Security and Industrial reporting units based the classification of the revenue derived from the intellectual property. For example, the distribution network associated with the infant protection and wander prevention systems was allocated to the Healthcare reporting unit, while the distribution network associated with the vibration monitoring system was allocated to the Security and Industrial reporting unit. Goodwill was allocated to the Healthcare and Security and Industrial reporting units based on the relative percentage of the allocation of the intellectual property. The remaining assets were allocated based on the relative percentages of goodwill and intangibles allocated to the reporting units. Our Healthcare and Security and Industrial reporting units did not have goodwill or intangible assets in as of December 31, 2004.

In the fourth quarter of 2006, 2005 and 2004, the goodwill impairment tests for our Animal Applications, GPS and Radio Communications, GTI, PDSC and P-Tech reporting units were performed based on discounted future cash flows. If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then an impairment charge was recorded.
Management compiled the cash flow forecasts, growth rates, gross margin, fixed and variable cost structure, depreciation and amortization expenses, corporate overhead, tax rates, and capital expenditures, among other data and assumptions related to the financial projections upon which the valuation were based. The methodology used to determine the residual or terminal enterprise values included the following factors: current leverage (E/V); leveraged beta — Bloomberg; unleveraged beta; risk premium; cost of equity; after-tax cost of debt; and weighted average cost of capital. These variables generated a discount rate calculation. The assumptions used in the determination of fair value using discounted cash flows were as follows:
• Cash flows were generated for 5 years, which was the expected recovery period for the goodwill;
• Earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow in calculating terminal value; and
• Discount rates ranging from 15% to 26% were used. The rates were determined based on the level of risk associated with a reporting units operations and the related degree of certainty of generating future cash flows.
Residual or Terminal Enterprise Value Calculation:
When deemed appropriate, based on the materiality of the goodwill and intangible assets of a given reporting unit, as well as its recent financial performance, a company comparable analysis was performed utilizing financial and market information on publicly traded companies that are considered to be generally comparable to our reporting units. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analysis generated a multiple for each reporting unit, which was incorporated into the appropriate business unit’s discounted cash flow model.
Based upon the valuation of GTI, it was determined that approximately $6.6 million of its goodwill was impaired as of December 31, 2006.
Future goodwill impairment reviews may result in additional write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value.

15. Income Taxes
The benefit (provision) for income taxes consists of:

	2006	2005	2004
Current:
United States at statutory rates	$(101)	$450	$(63)
International	(301)	(242)	(3)

Current income tax (provision) benefit	(402)	208	(66)

Deferred:
United States	—	—	0
International	340	226	—

Deferred income taxes benefit	340	226	0

	$(62)	$434	$(66)

Digital Angel has operations in Europe and South America. VeriChip has operations in Canada. The Company considers earnings from its foreign entities to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings, the Company may be subject to United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign jurisdiction.
The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2006	2005
Deferred Tax Assets:
Liabilities and reserves	$4,401	$3,821
Stock-based compensation	2,938	1,129
Property and equipment	537	71
Intangible property	11	—
Foreign tax credit carryforwards	397	1,361
Net operating loss carryforwards	102,680	95,048

Gross deferred tax assets	111,965	101,430
Valuation allowance	(109,223)	(99,008)

	1,741	2,422

Deferred Tax Liabilities:
Installment sales	—	48
Property and equipment	183	—
Intangible assets	6,664	7,596

	6,847	7,644

Net Deferred Tax Asset/ (Liability)	$(5,106)	$(5,222)

The deferred tax assets and liabilities are included in the following balance sheet captions:

	(In thousands)
	December 31,	December 31,
	2006	2005
Current deferred tax assets	$697	$392
Long-term deferred tax liability	(5,803)	(5,614)

Net Deferred Tax Liabilities	$(5,106)	$(5,222)

The valuation allowance for deferred tax asset increased by $10.2 million and $9.7 million in 2006 and 2005, respectively, due primarily to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the level of existing deferred tax liabilities and the Company’s projected pre-tax income. The Company’s goodwill is not deductible for tax purposes.

Approximate domestic and international (loss) income from continuing operations before provision for income taxes consists of (in thousands):

	2006	2005	2004
Domestic	$(26,169)	$(8,348)	$(9,835)
International	(739)	2,285	2,111

	$(26,908)	$(6,063)	$(7,724)

At December 31, 2006, the Company had aggregate net operating loss carryforwards of approximately $252.1 million for income tax purposes that expire in various amounts from 2012 through 2026. Digital Angel files a separate federal income tax return. Of the aggregate US net operating loss carryforwards of $246.2 million, $48.1 million relate to Digital Angel. During February 2007, VeriChip Corporation completed an Initial Public Offering that will require VeriChip to begin filing its own separate federal income tax return in 2007. Following the deconsolidation from ADS, approximately $13.0 million of the aggregate US net operating loss carryforwards will relate to VeriChip. Approximately $10.5 million of the US net operating loss carryforwards of Digital Angel were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code section 382 related to change of ownership limitations.
Based upon the same change of ownership rules under IRC section 382, Applied Digital’s separate US net operating loss carryforwards of $184.3 million may in the future be significantly limited as to the amount of use in any particular year. This may occur if in the future Applied Digital issues common stock or additional equity instruments convertible into shares of the Company’s common stock, which results in the Company’s ownership change exceeding the 50% limitation threshold imposed by that section.
Of the total aggregate net operating loss carryforwards, foreign loss carryforwards are approximately $6.0 million. These net operating loss carryforwards are available to only offset future taxable income earned in the home country of the foreign entity.
The reconciliation of the effective tax rate with the statutory federal income tax (benefit) rate is as follows:

	2006	2005	2004
	%	%	%

Statutory tax/(benefit) rate	(34)	(34)	(34)
Nondeductible intangibles amortization/impairment	8	0	1
State income taxes, net of federal benefits	(6)	(5)	(4)
Disallowed losses from capital transactions and changes in minority interest of subsidiary	—	(31)	17
Differences in interest on convertible debentures	—	(13)	2
Gain on dispositions under share exchange agreement	—	—	14
Foreign tax differences	(2)	(5)	—
Change in deferred tax asset valuation allowance (1)	36	90	4 (2)
Impact of prior year adjustments (3)	(2)	(11)	—
Other	0	2	0

	0	(7)	0

(1)	Substantially attributed to net operating losses.

(2)	Includes the tax effect on stock options exercised in 2004 of (41)%.

(3)	Related to the reversal of prior year estimated tax liabilities, which were no longer required.

16. Discontinued Operations
During the three-months ended June 30, 2007, our board of directors approved the sale of InfoTech. In addition, on July 2, 2007, Digital Angel completed its previously announced sale of its wholly-owned subsidiary, OuterLink, to Newcomb. OuterLink provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles. Pursuant to the terms of the Stock Purchase Agreement, dated May 7, 2007, Digital Angel sold all of the issued and outstanding shares of stock of OuterLink for a purchase price of $1.0 million, subject to certain adjustments, based on OuterLink’s closing balance sheet. Consideration consisted of a cash payment of $0.8 million and a promissory note of $0.2 million which matures on December 31, 2007. The Stock Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions. In connection with the closing, Digital Angel also executed a one-year non-competition agreement with OuterLink. Paul F. Newcomb, President of Newcomb, was the founder and president of the predecessor company to OuterLink, which Digital Angel acquired in January 2004.
During 2004, Digital Angel’s board of directors approved a plan to sell its Medical Systems operations, which were acquired on March 27, 2002, and the business assets of Medical Systems were sold effective April 19, 2004. The business assets of Medical Systems were sold to MedAire, Inc. in connection with an asset purchase agreement dated April 8, 2004, by and between Digital Angel and MedAire, Inc. Under the terms of the asset purchase agreement, the purchase price was $0.4 million, plus any prepaid deposits, the cost of certain pharmaceutical inventory and supplies, and the assumption of certain liabilities, reduced by any pre-billing to or pro-rata prepayments by certain customers. The assets sold included all of the tangible and intangible intellectual property developed for the medical services business including pharmaceutical supplies and other inventory items, customer and supplier contracts, computer software licenses, internet website and domain name and mailing lists, but did not include the land and building used by this operation. Medical Systems’ land and building were sold in a separate unrelated transaction to a third party on July 31, 2004 for approximately $1.5 million.
As a result of our board of directors’ decision to sell InfoTech and Digital Angel’s board of directors’ decision to sell OuterLink and Medical Systems, the financial condition, results of operations and cash flows of InfoTech, OuterLink and Medical Systems and have been reported as discontinued operations in our financial statements, and prior period information has been reclassified accordingly. In addition, on March 1, 2001, our board of directors approved a plan to offer for sale our Intellesale business segment and all of our other non-core businesses, and accordingly, the businesses, which have all been sold or closed, are presented in discontinued operations for all periods presented.

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
InfoTech
Product revenue	$13,661	$14,910	$14,846
Service revenue	1,437	1,729	3,155

Total net revenue	15,098	16,639	18,001

Cost of products sold	11,115	12,278	12,691
Cost of service sold	1,041	1,361	2,076

Gross profit	2,942	3,000	3,234

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
Selling, general and administrative expenses	3,844	3,431	3,478
Interest income	(18)	(19)	1
Interest expense	(235)	(215)	(122)

	$(1,155)	$(665)	$(365)

Income taxes	—	13	(11)
Minority interest	475	232	101
Net gain on capital transactions of subsidiary	5	—	—
Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiary	(67)	—	—

Loss from discontinued operations	$(742)	$(420)	$(275)

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
OuterLink
Product revenue	$1,015	$1,079	$646
Service revenue	1,556	1,197	1,107

Total net revenue	2,571	2,276	1,753

Cost of products sold	240	252	153
Cost of service sold	1,368	1,150	1,203

Gross profit	963	874	397

Selling, general and administrative expenses	1,181	1,850	1,803
Research and development expenses	1,375	1,331	727
Asset impairment	—	7,141	—
Interest income	1	1	9
Interest expense	—	(2)	(6)

	(1,592)	(9,449)	(2,130)
Minority interest	714	4,214	969

Loss from discontinued operations	(878)	(5,235)	(1,161)

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
Medical Systems
Product revenue	$—	$—	$204
Service revenue	—	—	223

Total net revenue	—	—	427

Cost of products sold	—	—	87
Cost of service sold	—	—	317

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
Gross profit	—	—	23

Selling, general and administrative expenses	—	—	1,187
Research and development expenses	—	—	107
Interest income	—	177	185
Interest expense	—	—	—

	—	177	(1,086)
Minority interest	—	(78)	356

Income loss from discontinued operations	$—	$99	$(730)

	Year Ended
	December 31,
	2006	2005	2004
	(in thousands)
Total Discontinued Operations
Product revenue	$14,676	$15,989	$15,696
Service revenue	2,993	2,926	4,485

Total net revenue	17,669	18,915	20,181

Cost of products sold	11,355	12,530	12,931
Cost of service sold	2,409	2,511	3,596

Gross profit	3,905	3,874	3,654

Selling, general and administrative expenses	5,025	5,281	6,468
Research and development expenses	1,375	1,331	834
Asset impairment	—	7,141	—
Interest income	(17)	159	195
Interest expense	(235)	(217)	(128)

	(2,747)	(9,937)	(3,581)
Income taxes	—	13	(11)
Minority interest	1,189	4,368	1,426
Net gain on capital transactions of subsidiary	5	—	—
Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiary	(67)	—	—

Loss from discontinued operations	$(1,620)	$(5,556)	$(2,166)
Gain on change in estimate on loss of disposal	$0	$84	$2,185
(Loss) income from discontinued operations	$(1,620)	$(5,472)	$19

Loss from discontinued operations per common share — basic and diluted	$(0.02)	$(0.08)	$0.00

Weighted average number of common shares outstanding — basic and diluted	67,338	62,900	51,291

The results above do not include any allocated or common overhead expenses and do not reflect the gain on the sale of OuterLink, which is expected to be approximately $1.7 million, after taking into account potential future purchase price adjustments. Given Digital Angel’s current tax status, the gain on the sale of OuterLink is not expected to result in a provision for income taxes due to federal and state net operating losses and carry forwards. In accordance with FAS 144, the gain on the sale of OuterLink and any additional operating losses for InfoTech or OuterLink or changes in the values of their assets or liabilities, as well as any gain or loss on the sale of InfoTech will be reflected in our financial condition and results of discontinued operations as incurred.

The net liabilities of discontinued operations as of December 31, 2006 and 2005, were comprised of the following:

	December 31,	December 31,
	2006	2005
	(in thousands)
InfoTech
Current assets
Cash	$132	$255
Accounts receivable	3,491	4,317
Inventory	165	110
Other current assets	91	178

Total current assets	3,879	4,860
Property and equipment, net	106	113
Other assets, net	35	96

Total assets	4,020	5,069

Current liabilities
Accounts payable	973	1,009
Accrued expenses and other current liabilities	1,521	1,815
Deferred revenue	168	123

Total current liabilities	2,662	2,947
Other long-term liabilities	—	—

Total liabilities	2,662	2,947

Minority Interest	1,090	1,437

Net assets from discontinued operations	$268	$685

	December 31,	December 31,
	2006	2005
	(in thousands)
OuterLink
Current assets
Cash	$1	$100
Accounts receivable	956	295
Inventory	503	188
Other current assets	874	405

Total current assets	2,334	988
Property and equipment, net	274	158
Other assets, net	257	135

Total assets	2,865	1,281

Current liabilities
Accounts payable	419	251
Accrued expenses and other current liabilities	270	353
Deferred revenue	1,770	1,302

Total current liabilities	2,448	1,906
Deferred revenue	—	—
Other long-term liabilities	1,060	536

Total liabilities	3,508	2,442

Net liabilities from discontinued operations	$(643)	$(1,161)

	December 31,	December 31,
	2006	2005
	(in thousands)
Intellesale and Other Non-Core Businesses
Current liabilities
Accounts payable	$4,122	$4,116
Accrued expenses and other current liabilities	1,285	1,383
Deferred revenue	—	—

Total current liabilities	5,407	5,499
Other long-term liabilities	—	—

Total liabilities	5,407	5,499

Net liabilities from discontinued operations	$(5,407)	$(5,499)

	December 31,	December 31,
	2006	2005
	(in thousands)
Total
Current assets
Cash	$133	$355
Accounts receivable	4,447	4,612
Inventory	668	298
Other current assets	965	583

Total current assets	6,213	5,848
Property and equipment, net	380	271
Other assets, net	291	231

Total assets	6,884	6,350

Current liabilities
Accounts payable	5,503	5,376
Accrued expenses and other current liabilities	3,076	3,551
Deferred revenue	1,938	1,425

Total current liabilities	10,517	10,352
Deferred revenue	—	—
Other long-term liabilities	1,059	536

Total liabilities	11,576	10,888

Minority Interest	1,090	1,437

Net liabilities from discontinued operations	$(5,782)	$(5,975)

We accounted for our Intellesale segment and our other non-core businesses as discontinued operations in accordance with APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“APB No. 30”). APB No. 30, of which portions related to the accounting for discontinued operations have been superceded by the provisions of FAS 144, required that we accrue estimates for future operating losses, gains/losses on sale, costs to dispose and carrying costs of these businesses at the time the businesses were discontinued. Accordingly, at December 31, 2000, we recorded a provision for operating losses and carrying costs during the phase-out period for our Intellesale and other non-core businesses including estimated disposal costs to be incurred in selling the businesses. Carrying costs consisted primarily of cancellation of facility and equipment leases, legal settlements, employment contract buyouts and sales tax liabilities.
During 2006, 2005 and 2004, discontinued operations incurred a decrease in estimated loss on disposal and operating losses accrued on the measurement date of $0.0 million, $0.1 million and $2.2 million, respectively. The reason for the decrease in estimated loss for 2005 was due to the reversal of certain liabilities. We had not guaranteed these liabilities and the statute of limitations period governing these liabilities has expired. The primary reason for the decrease in the estimated loss for 2004 was the settlements of litigation and sales tax liabilities for amounts less than anticipated. We do not anticipate any future losses related to discontinued operations as a result of changes in carrying costs. In addition, we estimate that the total liabilities of discontinued operations of approximately $5.4 million will be reversed during 2007 and 2008, as they will no longer be considered our legal obligations.

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Operating losses and in 2003 estimated loss on the sale of business unit	$—	$84	$—
Carrying costs decrease (increase)	—	—	2,185
Provision for income taxes	—	—	—

	$—	$84	$2,185

The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2004 through December 31, 2006 (amounts in thousands):

	Balance,			Balance
Type of Cost	December 31, 2004	Additions	Deductions	December 31, 2005
Operating losses and estimated loss on sale	$—	$84	$84	$—
Carrying costs	876	—	—	876

Total	$876	$84	$84	$876

	Balance,			Balance
Type of Cost	December 31, 2005	Additions	Deductions	December 31, 2006
Operating losses and estimated loss on sale	$—	$—	$—	$—
Carrying costs (1)	876	—	—	876

Total	$876	$—	$—	$876

(1)	Carrying costs at December 31, 2006, include approximately $0.7 million for severance and employment contract settlements, approximately $0.1 million for lease commitments, and approximately $46,000 for sales tax liabilities.

Wells Fargo Credit Facility and IBM Credit Wholesale Agreement
On June 30, 2004, InfoTech entered into a credit facility with Wells Fargo, as amended from time to time, providing for up to $4.0 million in borrowings. Amounts borrowed under the credit facility bear interest at Wells Fargo’s prime rate plus 3%. The credit facility matures on June 29, 2008, and automatically renews for successive one-year periods unless terminated by either party. Under the terms of the credit facility, Wells Fargo may, at its election, make advances as requested from time to time in amounts up to an amount equal to the difference between the borrowing base (described below) and the sum of (i) the amount outstanding under the credit facility; (ii) the $0.6 million letter of credit agreement outstanding under the credit facility which secures InfoTech’s obligations to IBM Credit LLC under a wholesale financing agreement; and (iii) the $0.3 million letter of credit agreement, which secures InfoTech’s borrowing under an invoicing credit facility with one of its vendors. The borrowing base is equal to the lesser of $4.0 million or the amount equal to 85% of (i) eligible accounts receivable; plus (ii) the amount of available funds on deposit at Wells Fargo; and minus (iii) certain specified reserves. As of December 31, 2006, the borrowing base was approximately $1.4 million, the letters of credit were approximately $0.9 million, $64,000 in borrowings were outstanding under the credit facility, and approximately $1.3 million was available under the credit facility.
The credit facility requires InfoTech to maintain certain financial covenants, limits its capital expenditures, and contains other standard covenants including prohibitions on its incurrence of additional debt, its sales of assets and other corporate transactions without Wells Fargo’s consent.
In connection with the execution of the Wells Fargo credit facility, InfoTech and IBM Credit LLC replaced a prior agreement for wholesale financing dated as of April 20, 1994, with a new wholesale financing agreement. Under the terms of the wholesale financing agreement, IBM Credit LLC may, at its election, advance InfoTech up to $0.6 million to be used for the purchase of certain computer hardware and software products approved in advance by IBM Credit LLC. Amounts outstanding under the wholesale financing agreement are required to be secured by a $0.6 million irrevocable letter of credit and bear finance charges in an amount to be agreed upon with IBM Credit LLC from time to time. The wholesale financing agreement will remain in effect until terminated by either party upon at least 90 days prior written notice. As of December 31, 2006, $0.3 million was outstanding under the wholesale financing agreement, which is reflected in our consolidated balance sheet in accounts payable and accrued expenses.
Loan Agreement with InfoTech
On June 23, 2006, we and InfoTech entered into a third amendment to loan documents, or the Third Amendment, that amended, among other documents, a commercial loan agreement, or CLA, a Term Note, and a stock pledge agreement (together with the CLA and the Note, the “Loan Documents”) dated June 27, 2003, by and between InfoTech and us. Under the terms of the Loan Documents, we borrowed an original principal amount of $1.0 million from InfoTech on June 27, 2003, which bears interest payable monthly at 16% per annum. On June 29, 2004, we and InfoTech entered into a first amendment to the loan documents that extended the original maturity date of the loan from June 30, 2004 to June 30, 2005. On June 28, 2005, we and InfoTech entered into a second amendment that extended the loan to June 30, 2006. Under the terms of the Third Amendment, InfoTech agreed to further extend the maturity date for the loan under the Loan Documents from June 30, 2006 to June 30, 2007. All other terms and provisions of the Loan Documents remain unmodified and continue in full force and effect.
InfoTech’s Stock Option Plans
In February 1998, InfoTech’s shareholders approved a stock option plan, or the InfoTech 1998 Plan, as amended. Under the InfoTech 1998 Plan, 1.0 million shares of InfoTech’s common stock are reserved for issuance upon the exercise of options designated as either incentive stock options or non-qualified stock options. The InfoTech 1998 Plan will terminate in February 2008. During 1998, 1999 and 2000, options were granted to directors and employees of InfoTech with immediate vesting. All other options granted under the plan vest over a four-year period following the date of grant. Options granted under the InfoTech 1998 Plan expire from five to 11 years from the date of grant. As of December 31, 2006, 0.7 million options have been issued under the InfoTech 1998 Plan and no options remain outstanding.
In March 2001, the shareholders of InfoTech approved the InfoTech USA, Inc. 2001 Flexible Stock Plan, or the InfoTech 2001 Plan. Under the InfoTech 2001 Plan, the number of shares which were issued, or for which options, SARs or performance shares may be granted to certain directors, officers and employees of InfoTech was 2.5 million with a provision for an annual increase, effective as of the first day of each calendar year, commencing with 2002, equal to 25% of the number of InfoTech USA, Inc.’s outstanding shares as of the first day of such calendar year, but in no event more than 10.0 million shares in the aggregate. As of December 31, 2006, 4.3 million stock options have been issued under the InfoTech 2001 Plan, and 3.3 million were outstanding as of December 31, 2006. No SARs have been granted as of December 31, 2006. The options may not be exercised until six months to one year after the options have been granted, and are exercisable over a period ranging from seven to ten years.

A summary of stock option activity related to InfoTech’s stock option plans is as follows (in thousands, except exercise price data):

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding on January 1	4,105	$0.38	3,825	$0.39	4,070	$0.45
Granted	—	—	300	0.41	200	0.31
Exercised	(50)	0.34	—	—	—	—
Forfeited	(80)	0.57	(20)	(0.88)	(600)	(1.03)

Outstanding on December 31	3,975	$0.38	4,105	$0.38	3,825	$0.39

Exercisable on December 31(1)	3,975	$0.38	4,105	$0.38	3,825	$0.39

Shares available for grant on December 31	6,245		4,971		4,321

(1)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. The fair value of InfoTech’s stock was $0.20 at December 30, 2006 based upon its closing price on the OTC. As of December 31, 2006 the aggregate intrinsic value of InfoTech’s outstanding stock options was $0.
The following table summarizes information about the InfoTech’s options outstanding at December 31, 2006 (in thousands, except exercise price data):

	Outstanding Stock Options			Exercisable Stock
		Weighted-		Options
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range Of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (in years)	Price	Shares	Price
$0.01 to $0.29	2,225	3.5	$0.28	2,225	$0.28
$0.30 to $0.39	800	5.3	0.31	800	0.31
$0.40 to $0.59	600	5.4	0.44	600	0.44
$0.60 to $1.00	350	4.0	1.00	350	1.00

	3,975	4.2	$0.38	3,975	$0.38

The weighted average per share fair values of grants made in 2005 and 2004 for InfoTech’s incentive plans were $0.37 and $0.29, respectively. InfoTech did not grant any options during 2006. The weighted average per share fair value of options granted by InfoTech during the years ended December 31, 2005 and 2004 was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions.

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
Estimated option life	8 years	8 years
Risk free interest rate	4.2%	4.5%
Expected volatility	78.00%	109.00%
Expected dividend yield	—%	—%
Restricted Stock Grants
In January 2006, InfoTech granted ours and InfoTech’s chairman of the board and InfoTech’s CEO 0.1 million and 0.1 million shares of its restricted stock, respectively. The restricted stock vests 50% on the first anniversary date of grant and 50% on the second anniversary date of grant. InfoTech determined the aggregate value of the stock to be $0.1 million based on the closing price of its stock on the date of grant. The value of the restricted stock is being amortized as compensation expense over the vesting period. In the year ended December 31, 2006, $0.1 million of compensation expense was recorded in connection with the restricted stock.

17. Loss Per Share
A reconciliation of the numerator and denominator of basic and diluted (loss) earnings per share is provided as follows, in thousands, except per share amounts:

	2006	2005	2004
Numerator:
Numerator for basic earnings per share - Loss from continuing operations	$(25,589)	$(4,693)	$(17,318)
Preferred stock dividends	—	(1,573)	—
Accretion of beneficial conversion feature	—	(474)	—
Loss from continuing operations attributable to common stockholders	(25,589)	(6,740)	(17,318)
Loss (income) from discontinued operations	(1,620)	(5,472)	19

Net loss attributable to common stockholders	$(27,209)	$(12,212)	$(17,299)

Denominator:
Denominator for basic earnings per share - weighted-average shares outstanding (1)	67,338	62,900	51,291

(Loss) earnings per share — Basic and Diluted
Continuing operations	$(0.38)	$(0.11)	$(0.34)
Discontinued operations	(0.02)	(0.08)	0.00

Total — basic and diluted	$(0.40)	$(0.19)	$(0.34)

(1)	The weighted-average shares listed below were not included in the computation of diluted income (loss) per share for the years ended December 31, 2006, 2005 and 2004, because to do so would have been anti-dilutive.

	2006	2005	2004
Preferred stock	—	508	—
Convertible note payable	—	757	—
Warrants	99	164	406
Stock options	138	962	300
Debenture conversion	—	—	—

	237	2,391	706

The following stock options and warrants outstanding as of December 31, 2006, 2005 and 2004, which include the weighted average shares listed in the table above, were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2006	2005	2004
Stock options	6,166	6,490	4,066
Warrants	4,663	3,395	1,852
Restricted stock	50	—	—

	10,879	9,885	5,918

18. Commitments and Contingencies
Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.1 million, $1.9 million and $2.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.
The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2006, are as follows (in thousands):

	Minimum
	Rental	Employment
Year	Payments	Contracts
2007	$2,000	$2,110
2008	1,922	911
2009	1,586	553
2010	925	553
2011	822	514
Thereafter	16,099	—

	$23,354	$4,641

ADS/Krawitz Employment Agreement
Effective December 6, 2006, we entered into an employment agreement with Michael E. Krawitz, or the ADS/Krawitz Employment Agreement. The ADS/Krawitz Employment Agreement provides that Mr. Krawitz as our CEO, will receive an annual base salary of $350,000 and discretionary increases. Mr. Krawitz is also entitled to a discretionary annual bonus to be determined by our board of directors and other fringe benefits. In addition, it provided for the grant of 100,000 shares of our common stock to Mr. Krawitz under an applicable stock incentive plan previously approved by our shareholders, with 50,000 of the shares vesting immediately and 50,000 of the shares restricted and subject to substantial risk of forfeiture in the event that the ADS/Krawitz Employment Agreement is terminated by Mr. Krawitz, or terminated by us for cause, as defined in the agreement, on or before December 31, 2008. If Mr. Krawitz’s employment is terminated, a severance payment of approximately $1.5 million will be due, unless his employment is terminated because he resigns (not in connection with a constructive termination or in connection with a change of control) or is terminated for cause. The ADS/Krawitz Employment Agreement also provides that, upon termination of the agreement, Mr. Krawitz will cooperate with any transition and may not compete with us and, in consideration for that cooperation and non-compete, shall be paid $250,000. Any outstanding stock options held by Mr. Krawitz as of the date of the termination or change of control become vested and exercisable as of such date, and remain exercisable during the remaining life of the option. All severance and cooperation and non-compete payments made in connection with the ADS/Krawitz Employment Agreement shall be paid in stock (unless we are unable to or if our stock is not both traded and expected for the foreseeable to be traded in the public markets on a national exchange), except for withholdings, which must be paid in cash. Our common stock issuable under the terms of the ADS/Krawitz Employment Agreement is subject to registration rights and price protection provisions. The minimum payments due under the ADS/Krawitz Employment Agreement are included in the table above.
In connection with the execution of the ADS/Krawitz Employment Agreement on December 6, 2006, we and Mr. Krawitz mutually agreed to terminate Mr. Krawitz’s rights under the provisions of the Executive Management Change in Control Plan approved by our board of directors on May 8, 2004, and under our 2003 Severance Policy.

VeriChip Employment and Non-Compete Agreement
Effective December 5, 2006, VeriChip and Mr. Silverman entered into the VeriChip Corporation Employment and Non-Compete Agreement, or the VeriChip Employment Agreement. The VeriChip Employment Agreement terminates five years from the effective date. The VeriChip Employment agreement provides for an annual base salary of $420,000 with minimum annual increases for the first two years of 10% of the base salary and a discretionary annual increase thereafter. Mr. Silverman is also entitled to a discretionary annual bonus and other fringe benefits. In addition, it provided for the grant of 500,000 shares of restricted stock of VeriChip. The stock is restricted and is accordingly subject to substantial risk of forfeiture in the event that Mr. Silverman terminates his employment or VeriChip terminates his employment for cause on or before December 31, 2008. If Mr. Silverman’s employment is terminated prior to the expiration of the term of the VeriChip Employment Agreement, certain significant payments become due to Mr. Silverman. In addition, the employment agreement contains a change of control provision that provides for the payment of five times the then current base salary and five times the average bonus paid to Mr. Silverman for the three full calendar years immediately prior to the change of control, or the number of years that were completed commencing on the effective date of the agreement and ending on the date of the change of control if less than three calendar years. Any outstanding stock options held by Mr. Silverman as of the date of his termination or a change of control become vested and exercisable as of such date, and remain exercisable during the remaining life of the option. All severance and change of control payments made in connection with the VeriChip Employment Agreement must be paid in cash, except for a termination due to Mr. Silverman’s total disability, death, a constructive termination, or termination without cause, which may be paid in shares of VeriChip’s common stock, subject to necessary approvals, or in cash at Mr. Silverman’s option.
VeriChip Change in Control Plan
On March 2, 2007, VeriChip’s compensation committee of its board of directors approved the VeriChip Corporation Executive Management Change in Control Plan. The plan provides compensation due to a change in control of VeriChip, as such term is defined in the plan, to VeriChip’s officers, Messrs. Gunther, Caragol and Feder. Upon a change in control of VeriChip, Mr. Gunther and Mr. Caragol would each receive the sum of (i) his earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.5 times his base salary; plus (iii) 1.5 times the average bonus received for the three full calendar years. immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007. Upon a change in control, Mr. Feder would receive the sum of his (i) earned but unpaid base salary and bonus compensation as of the date of the change in control; plus (ii) 1.0 times his base salary; plus (iii) 1.0 times the average bonus received for the three full calendar years immediately prior to the change in control, or if the change in control occurs in 2007, the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, or if the change in control occurs in 2008, the average of the bonuses earned in 2006 and 2007. The plan provides for the amount received to increase on December 31, 2007 and on each December 31 thereafter until the multiplier of base salary and bonus compensation reaches 3 for Messrs. Gunther and Caragol and 1.5 for Mr. Feder. The plan also provides that any outstanding stock options, restricted stock or other incentive compensation awards held as of the date of the change in control become fully vested and exercisable as of such date, and, in the case of stock options, remain exercisable for the life of the option. Such compensation will be decreased by the amount of any compensation (salary or bonus) that is contractually guaranteed by an acquiror in a change in control transaction so long as the guaranteed compensation relates to an executive position that is of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as the executive position held at the time of implementation of this plan.
Digital Angel Change in Control and Employment Agreements
Digital Angel does not have a formal written employment agreement with Kevin N. McGrath, its president and chief executive officer. The terms of Mr. McGrath’s employment provide that Digital Angel will pay Mr. McGrath an initial base salary of $250,000 per year and a bonus as determined by the Compensation Committee of the Board of Directors. Mr. McGrath’s base salary was increased to $300,000 and $320,000 per year effective on February 28, 2005 and March 6, 2006, respectively. On December 2, 2004, Digital Angel entered into a change of control agreement with Mr. McGrath. Upon a change of control, Mr. McGrath would be entitled to receive three times his base salary and three times his average bonus paid to him for the three full years immediately prior to the change of control. Under the agreement, a change of control has occurred if: (i) any person or entity (or persons or entities acting as a group) other than us, acquires stock of Digital Angel that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of Digital Angel; or, (ii) a member of Digital Angel’s board of directors is replaced by a director (or added to Digital Angel’s board of directors) and such director was not nominated and approved by Digital Angel’s board of directors; or, (iii) Applied Digital has a change of control.

Effective January 2, 2007, Thomas J. Hoyer was appointed as Digital Angel’s chief financial officer, vice president and treasurer. In connection with his appointment, Mr. Hoyer and Digital Angel entered into a Compensation and Change of Control Agreement on December 18, 2006. Under this agreement, Mr. Hoyer will receive an annual base salary of $265,000; a targeted annual bonus of 60% of annual base salary based upon plan metrics, Digital Angel’s performance and individual contribution (which bonus will be capped at 120% of the annual base salary); and a ten-year option to purchase 250,000 shares of Digital Angel’s common stock. The option vest ratably over a five-year period and have a strike price of $2.75 per share. Mr. Hoyer will also be entitled to participate in any of Digital Angel’s benefit plans or programs as are from time to time available to officers of Digital Angel. The agreement also provides that Mr. Hoyer will receive a change of control payment if a change of control of Digital Angel, as defined in the agreement, occurs and Mr. Hoyer’s employment is terminated within 3 months of such event (regardless if voluntary resignation or involuntary termination). The change of control payment equals the sum of 200% of the base salary then in effect plus 200% of the larger of either Mr. Hoyer’s target bonus or average annual bonus for the prior three years. In addition, all of Mr. Hoyer’s unvested stock options will immediately vest in full.
Severance Policy
We have established a severance policy for Applied Digital’s officers (excluding our CEO and president) under which, if we terminate an employee without cause, as defined, or the employee resigns with good reason, the employee will receive severance payments. Under the policy, our senior vice presidents and above will receive one year of base salary and vice presidents will receive six months of base salary, based on the salary in effect at time of the termination. The severance amount is reduced by half if the employee has been in our employ for less than one year. Payments cease if, in any material respect, the employee engages in an activity that competes with us or if the employee breaches a duty of confidentiality.
Incentive and Recognition Policy
Beginning with the year-ended December 31, 2004, our board of directors authorized and adopted an Incentive and Recognition Policy (“IRP”). The IRP is designed to motivate senior management to achieve goals that, in the judgment of the Compensation Committee of the board of directors, are important to our long-term success. Our board of directors had determined to fix the 2006 bonus payments for two participants, Mr. Silverman and Mr. Krawitz, in order to resolve and clarify any outstanding compensation issues, given the wide range of potential bonuses under the IRP and the timing of VeriChip initial public offering and how that may have effected such range. Accordingly, Mr. Silverman’s and Mr. Krawitz’s bonus for 2006 were fixed at $900,000 and $350,000, respectively. The bonuses paid to our other executive officers were determined and paid in accordance with the terms in the IRP. Under the IRP, cash bonuses of approximately $1.4 million, $0.5 million and $1.2 million were earned in 2006, 2005 and 2004, respectively, by certain of our executive officers, including the amounts paid to Messrs. Silverman and Krawitz for 2006. For the year ended December 31, 2007, we have not yet determined what the goals and related bonus payments will be, if any, under the IRP.
Rights to U. S. Patent No. 5,211,129
Our Healthcare segment obtains the implantable microchip used in our VeriMed, VeriGuard and VeriTrace systems from Digital Angel, under the terms of a supply agreement. Digital Angel, in turn, obtains the implantable microchip from Raytheon Microelectronics España, or RME, a subsidiary of Raytheon Company, under a separate supply agreement. The technology underlying these systems is covered, in part, by U.S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to Digital Angel, granted a co-exclusive license under this patent, other than for certain specific fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification and security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party. Digital Angel sources the implantable microchip directly from RME, with which Hughes, then known as HE Holdings, Inc. was merged in

1997. However, we have no documentation that establishes our right to use the patented technology for human identification applications. We do not anticipate generating more than nominal revenue from the sale of the VeriMed, VeriGuard or VeriTrace systems prior to the expiration of the patent in April 2008. Hughes, HID, any of their respective successors in interest, or any party to whom one of the foregoing parties may have assigned its rights under the 1994 license agreement may commence a claim against us asserting that we are violating its rights. If such a claim is successful, sales of our VeriMed, VeriGuard and VeriTrace systems could be enjoined, and we could be required to cease our efforts to create a market for these systems, until the patent expires in April 2008. In addition, we could be required to pay damages, which may be substantial. Regardless of whether any claimant is successful, we would face the prospect of the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and the potential impairment in the marketability of our systems even after the expiration of the patent, which could harm our business and negatively affect our prospects.
19. Profit Sharing Plan
We have a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible United States employees. We have made no matching contributions to the 401(k) Plan.
In 1994, MAS adopted a retirement savings plan, referred to as the MAS Plan, in accordance with Section 401(k) of the Internal Revenue Code. The MAS Plan was available to all eligible employees of Medical Systems. We provided for discretionary matching contributions to the MAS Plan equal to a percentage of the participant’s contributions. We made no matching contributions to the MAS Plan during 2004 or 2003. On December 1, 2004, the MAS Plan was terminated and all contributions ceased.
Our United Kingdom subsidiary has certain defined contribution pension plans. Our expense relating to the plans approximated $0.1 million, $0.1 million and $0.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.
20. Legal Proceedings
We are currently involved in several legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims, and as of December 31, 2006, we have recorded approximately $2.9 million in reserves with respect to such claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.
Verizon Suit
On August 14, 2006, we filed an action against Verizon Federal, Inc. in Fairfax County circuit Court in Virginia asserting damages arising from Verizon’s wrongful usurpation of GTI’s business opportunity with the District of Columbia Public Schools for the supply and installation of internal connection wiring and cabling equipment and related goods and services. Our complaint pleads two counts: Count I — Breach of Contract for which we are seeking lost profits of approximately $1.9 million, and Count II — Tortious Interference with Contractual relations for which we are seeking restitution damages of $7.0 million. On October 27, 2006, Verizon filed a motion to dismiss GTI’s complaint. Following oral arguments on the matter, on December 1, 2006, the court denied the motion. Also in December 2006, Verizon filed a counterclaim against GTI seeking $4.1 million in monies that Verizon claims are owed it by GTI on related work. We intend to vigorously pursue our case against Verizon and to vigorously defend the counterclaim action. Given the uncertainties associated with all litigation and given the early stage of these proceeding, we are unable to offer any assessment of the outcome of our complaint and Verizon’s counterclaim.

Maudlin Suit
On October 22, 2003, Melvin Maudlin, a former employee of PDSC, filed suit in the Superior Court of the State of California for the County of Orange against PDSC, Hark Vasa, a former employee at PDSC, and us in connection with a purported trust agreement involving PDSC which, according to Mr. Maudlin, provided that he was to receive monthly payments of $10,000 for approximately 17 years. Mr. Maudlin obtained a pre-judgment right to attach order in the amount of his total claim of $2.1 million, and subsequently obtained a purported writ of attachment of certain PDSC assets, which ADS successfully appealed and had overturned. The case proceeded to a bench trial before the Superior Court, which resulted in a judgment in favor of PDSC on the grounds that the purported trust was illegal and void. Mr. Maudlin appealed the judgment. On March 21, 2006, the Court of Appeal of the State of California, Fourth Appellate District, reversed the trial court judgment and remanded the case for further proceedings in the Superior Court. PDSC’s and our Petition for Review with the California Supreme Court was denied on July 12, 2006. On July 21, 2006, the Court of Appeal’s opinion became final. We are unable to predict with any degree of certainty the outcome of further proceedings in the appeal of the case due to the complexity of the issues at stake, and the uncertainty of litigation generally.
Vasa Suit
On or about July 6, 2004, Hark Vasa filed a cross-complaint against PDSC and us in the Circuit Court of the 15th Judicial District in Palm Beach County, Florida for equitable contribution and indemnity. Mr. Vasa seeks damages against PDSC and us arising from the purported failure to deliver his shares of our common stock on a timely basis under the agreement by which we acquired PDSC’s predecessor from Mr. Vasa and others. We and PDSC have asserted counterclaims against Mr. Vasa and his family trusts arising from his failure to disclose various facts surrounding PDSC’s predecessor during that acquisition transaction, his breaches of fiduciary duty to PDSC and other wrongful conduct relating to the trust at issue in the Maudlin suit. This suit is in the discovery stage. We intend to vigorously defend this suit.
Metro Risk
On January 10, 2005, VeriChip commenced an action in the Circuit Court for Palm Beach County, Florida, against Metro Risk Management Group, LLC, or Metro Risk. In this suit, VeriChip has claimed that Metro Risk breached the parties’ three international distribution agreements by failing to meet required minimum purchase obligations. On July 1, 2005, Metro Risk asserted a counterclaim against VeriChip for breach of contract and fraud in the inducement. Specifically, in its claim for breach of contract, Metro Risk alleged that we breached the exclusivity provision of the parties’ distribution agreements by later signing a different distribution agreement with a large distributor of medical supplies. Metro Risk asserted that the distribution agreement with this other distributor included areas in Europe. Moreover, regarding its claim for fraud in the inducement, Metro Risk alleged that we fraudulently induced Metro Risk into signing the distribution agreements by promising millions of dollars in profits. By virtue of its counterclaim, Metro Risk seeks reliance damages in the amount of $155,000, which represents the amount of money advanced by Metro Risk for the project, lost profits, and attorneys’ fees. Currently, VeriChip is preparing a motion for summary judgment on its claim for breach of contract based on Metro Risk’s anticipatory repudiation of the three agreements. Given the early stage of the matter and because discovery has recently begun, counsel is currently unable to assess our risk.
Digital Angel Corporation vs. Allflex USA, Inc and Pet Health Services (USA), Inc.
On October 20, 2004, Digital Angel commenced an action in the United Stated District Court for the District of Minnesota against AllFlex USA, Inc. and Pet Health Services (USA), Inc. The suit alleged that Allflex and PetHealth marketed and sold a syringe implantable identification transponder that violated Digital Angel’s patent. Allflex moved for a judgment on the pleadings, asserting that a license agreement between Allflex and Digital Angel should act as a bar to a case for infringement, which motion Digital Angel contested. The Court issued a ruling granting the Defendant’s motion for judgment on the pleadings and denying Digital Angel’s motion for leave to amend, and final judgment in the action was entered on February 21, 2006. Upon the Company’s appeal to the Federal Circuit Court of Appeals in Washington, D.C., the Court found in favor of the Defendants.

Digital Angel Corporation vs. Datamars, Inc., Datamars, S.A., The Crystal Import Corporation and Medical Management International, Inc.
On October 20, 2004, Digital Angel commenced an action in the United States District Court for the District of Minnesota against Datamars, Inc., Datamars, S.A., The Crystal Import Corporation, and Medical Management International, Inc. (“Banfield”). This suit claims that the defendants are marketing and selling syringe implantable identification transponders manufactured by Datamars that infringe Digital Angel’s 1993 patent for syringe implantable identification transponders previously found by the United States District Court for the District of Colorado to be enforceable. The suit seeks, among other things, an adjudication of infringement, injunctive relief, and actual and punitive damages. Digital Angel believes that the suit is well-grounded in law and fact. On February 28, 2006, the Court conducted a hearing (the “Markman Hearing”) in which each of the parties presented the Court with their views regarding the scope of the claims set forth in the subject patent. On May 22, 2006, the Court issued its order on the Markman Hearing, largely adopting Digital Angel’s views on the scope of the claims in the subject patent. The parties are continuing discovery in light of that order. Trial is anticipated in mid to late 2007.
Crystal Import Corporation v. Digital Angel, et al.
On or about December 29, 2004, The Crystal Import Corporation filed an action against AVID Identification Systems, Inc. and Digital Angel in the United States District Court for the Northern District of Alabama. Crystal’s complaint primarily asserted federal and state antitrust and related claims against AVID, though it also asserted similar claims against Digital Angel. On October 12, 2005, the Alabama Court transferred the action to Minnesota. Following the docketing of the action in Minnesota, Digital Angel and AVID filed a motion seeking to stay the case until the corresponding patent infringement actions have been resolved. The Court recently lifted a stay of the matter and discovery is expected to commence in the near future. Given the uncertainties associated with all litigation and given the early stage of this proceeding, we are unable to offer any assessment on the potential liability exposure, if any, to Digital Angel and us from this lawsuit.
Digital Angel Corporation v. Corporativo SCM, S.A. de C.V.
On or about June 2, 2005, Digital Angel filed a declaratory judgment action in the U.S. District Court for the District of Minnesota seeking to have the Court determine the rights and liabilities of Digital Angel under a 2002 distribution agreement with Corporativo SCM, S.A. de C.V., a Mexican company that entered into a distribution agreement for a product that was then under development by Digital Angel but the development of which was subsequently abandoned. The case is in the initial discovery stages. Given the uncertainties associated with all litigation and given the early stage of this proceeding, we are unable to offer any assessment on the potential liability exposure, if any, to Digital Angel and us from this lawsuit.
21. Segment Information
We currently operate in five business segments: Healthcare, Security and Industrial, Animal Applications, GPS and Radio Communications, and Advanced Technology.
The “Corporate/Eliminations” category includes all amounts recognized upon consolidation of our subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain revenue, gross profit and selling, general and administrative expense (reductions) associated with companies sold or closed in 2002 and 2001, and interest expense, administrative and other expenses and income associated with corporate activities and functions.

Our Healthcare, Security and Industrial, Animal Applications, GPS and Radio Communications, and Advanced Technology segments’ products and services are as follows:

Operating Segment	Principal Products and Services
Healthcare	• Patient protection, wander prevention, and maternity ward infant protection systems;
• RFID based asset location and management systems; and
• Human-implantable RFID-enabled products.

Security and Industrial	• Vibration monitoring systems for regulated vibration control; and
• RFID based systems for the location and management of equipment.

Animal Applications	• RFID for companion animals, fish, wildlife, and livestock.

GPS and Radio Communications	• GPS enabled location tracking and message monitoring of aircraft and high value assets in remote locations.

Advanced Technology	• Voice, data and video communications networks;
• Customer relationship management software and services; and
• Call center software and services.
The accounting policies of our operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices and segment data for the Healthcare, Security and Industrial, and Advanced Technology segments include charge for shared expenses and/ or corporate overhead costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. We evaluate performance based on stand-alone segment operating income as presented below. Certain amounts in 2005 and 2004 have been reclassified for comparative purposes.

	2006 (in thousands)
							Total from
		Security and	Animal	GPS and Radio	Advanced	Corporate/	Continuing
	Healthcare	Industrial	Applications	Communications	Technology	Eliminations	Operations
Net product revenue from external customers	$20,128	$5,503	$37,002	$16,351	$10,546	$—	$89,530
Net service revenue from external customers	380	1,293	700	—	13,116	—	15,489

Intersegment net revenue- product	—	—	356	—	—	(356)	—

Total revenue	$20,508	$6,796	$38,058	$16,351	$23,662	$(356)	$105,019

Depreciation and amortization (1)	$1,746	$683	$1,403	$480	$262	$113	$4,687
Goodwill and Asset impairment	—	—	—	—	6,629	—	6,629
Interest and other income	49	8	364	4	695	227	1,347
Interest expense	(472)	(395)	(405)	(60)	(138)	(1,749)	(3,219)
Loss from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (2)	(5,661)	(1,030)	(4,048)	(1,230)	(4,089)	(10,850)	(26,908)

Goodwill, net	12,342	3,683	52,639	2,138	11,583	—	82,385
Segment assets	38,855	11,390	81,358	9,284	27,846	(4,267)	164,466
Expenditures for property and equipment	588	222	1,789	1,091	219	4	3,913

	2005 (in thousands)
								Total from
		Security and	Animal	GPS and Radio	Advanced		Corporate/	Continuing
	Healthcare	Industrial	Applications	Communications	Technology		Eliminations	Operations
Net product revenue from external customers	$11,200	$3,319	$33,966	$18,578	$14,617		$—	$81,680
Net service revenue from external customers	849	500	1,309	—	10,484		—	13,142
Intersegment net revenue- product	—	—	697	—	—		(697)	—

Total revenue	$12,049	$3,819	$35,972	$18,578	$25,101		$(697)	$94,822

Depreciation and amortization (1)	$1,007	$376	$1,221	$408	$226		$107	$3,345
Interest and other income	49	14	401	10	833	(4)	1,357	2,664
Interest recovery (expense)	(171)	(172)	(337)	(27)	(63)		2,705	1,935
Loss from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (2)	(2,498)	(1,318)	(926)	1,032	297		(2,650)	(6,063)

Goodwill, net	13,131	3,851	49,889	1,148	18,212		—	86,231
Segment assets	37,144	10,867	82,754	7,820	37,648		3,375	179,608
Expenditures for property and equipment	326	98	820	402	226		57	1,929

	2004 (in thousands)
										Total from
			Security and		Animal		GPS and Radio	Advanced	Corporate/	Continuing
	Healthcare		Industrial		Applications		Communications	Technology	Eliminations	Operations
Net product revenue from external customers	$—		$247		$24,862		$18,678	$37,476	$—	$81,263
Net service revenue from external customers	—		—		921		—	10,061	—	10,982
Intersegment net revenue-product	—		—		88		—	—	(88)	—

Total revenue	$—		$247		$25,871		$18,678	$47,537	$(88)	$92,245

Depreciation and amortization (1)	$24		24		$875		$372	$222	$150	$1,667
Interest and other income	—		15		112		32	138	1,595	1,892
Interest expense	(72)		(73)		(1,168)		(174)	(23)	(1,228)	(2,738)
Loss from continuing operations before provision for income taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	(937	)(2)	(750	)(3)	(1,852	)(3)	1,586	669	(6,440)	(7,724)

Goodwill, net	—		—		44,524		1,604	18,212	—	64,340
Segment assets	85		198		76,130		7,787	36,247	4,972	125,419
Expenditures for property and equipment	16		16		264		285	296	389	1,266

(1)	Depreciation and amortization includes $1.6 million, $1.3 million, and $0.7 million included in cost of products sold in 2006, 2005 and 2004, respectively.

(2)	For Healthcare, amounts exclude expenses of approximately $0.9 million and $0.3 million in 2005 and 2004, respectively, primarily related to stock option expense, which were reflected as additional expense in the separate financial statements of VeriChip Corporation included in its Registration Statement on Form S-1 (333-130754). Certain stock options were granted to our employees and directors who are not also employees or directors of VeriChip. Thus, VeriChip was required to record compensation expense in connection with the options in its separate financial statements in accordance with FAS 123.

(3)	For Security and Industrial, amounts exclude expenses of approximately $0.5 million in 2005, primarily related to stock option expense, which will be reflected as additional expense in the separate financial statements of VeriChip Corporation included in its Registration Statement on Form S-1 (333-130754).

(4)	For Animal Applications, amounts exclude $1.2 million in losses on sales of Applied Digital’s stock that Digital Angel received from us under the terms of a share exchange agreement. This amount is recorded in Digital Angel’s separate financials statements but eliminated in consolidation of ours and Digital Angel’s results of operations.

No single customer accounts for more than 10% of VeriChip’s revenues during the three years ended December 31, 2006.
For the years ended December 31, 2006 and 2005, Digital Angel had one customer, Schering Plough Animal Health, Inc., which accounted for 15% and 10% of its revenues, respectively. During 2004, Digital Angel’s top two customers accounted for 12.5% and 10.2% of its revenues.
Approximately $14.8 million, or 62.5%, $17.2 million, or 68.4%, and $41.4 million, or 87.3%, of our Advanced Technology segment’s revenues for 2006, 2005, and 2004, respectively, were generated by GTI. Approximately 99% of GTI’s revenues in each of the three years ended December 31, 2006, 2005 and 2004 were generated through sales to various agencies of the United States federal government. No other sales to an individual customer amounted to 10% or more of this segment’s revenues in 2006, 2005 and 2004.
Goodwill by segment for the year ended December 31, 2006, was as follows (in thousands):

		Security
		and	Animal	GPS and Radio	Advanced
	Healthcare	Industrial	Applications	Communications	Technology	Consolidated
Balance as of January 1, 2006	$13,131	$3,851	$49,458	$1,579	$18,212	$86,231
Goodwill acquired during the year	(789)	(168)	3,181	559	—	2,783
Goodwill impairment	—	—	—	—	(6,629)	(6,629)

Balance as of December 31, 2006	$12,342	$3,683	$52,639	$2,318	$11,583	$82,385

Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

	United			South
	States	Canada	Europe	America	Consolidated
2006
Net revenue	$56,344	$27,188	$20,791	$696	$105,019
Property and equipment, net	6,465	824	4,242	220	11,751

2005
Net revenue	$56,686	$15,801	$22,335	$—	$94,822
Property and equipment, net	6,267	758	3,824	—	10,849

2004
Net revenue	$73,567	$—	$18,678	$—	$92,245
Property and equipment, net	6,545	—	1,101	—	7,646

22. Related Party Transactions
The following related party transactions are eliminated in consolidation of ours and our subsidiaries results of operations.
Agreement between VeriChip and Digital Angel
VeriChip and Digital Angel executed a supply and development agreement dated March 4, 2002, the predecessor agreement. The supply and development agreement was amended on December 27, 2005. Under this agreement, Digital Angel is VeriChip’s sole supplier of human-implantable microchips.
VeriChip’s purchases of product under the supply and development agreement were approximately $0.4 million, $0.7 million and $0.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. The supply and development agreement with Digital Angel continues until March 2013, and, as long as VeriChip continues to meet minimum purchase requirements (the minimum purchase requirements were $0.0 million in 2006 and approximately $0.9 million in 2007), the agreement will automatically renew annually under its terms until the expiration of the last of the patents covering any of the supplied products. The agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of either party or an uncured default. In addition, Digital Angel may sell the microchips to third parties if VeriChip does not take delivery and pay for a minimum number of microchips as specified in the agreement. Further, the agreement provides that Digital Angel shall, at the VeriChip’s option, furnish and operate a computer database to provide data collection, storage and related services for the VeriChip’s customers for a fee as provided. VeriChip does not currently utilize this service.
The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors.
Digital Angel relies solely on a production agreement with RME, a subsidiary of Raytheon Company for the manufacture of its human-implantable microchip products. The subsidiary utilizes Digital Angel’s equipment in the production of the microchips. On April 28, 2006, Digital Angel entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human-implantable microchip products sold by us. This new agreement expires on June 30, 2010. The technology underlying these systems is covered, in part, by U. S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to Digital Angel, granted a co-exclusive license under this patent, other than for certain specified fields of use related to our Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification or security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party. See Note 18.
Transition Services Agreement
During the years ended December 31, 2005, 2004 and 2003, we provided certain general and administrative services to VeriChip including, accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services, which are eliminated in consolidation of VeriChip’s and our results, were determined based on VeriChip’s use of such services.
On December 27, 2005, we entered into a transition services agreement with VeriChip under which we agreed to continue to provide VeriChip with certain administrative transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to VeriChip’s initial public offering. As compensation for these services, VeriChip agreed to pay us approximately $62,000 per month for fixed costs allocable to these services, among other reimbursable expenses. On December 21, 2006, we and VeriChip entered into an amended and restated transition services agreement, which became effective on February 14, 2007, the date of completion of VeriChip’s initial public offering. The term of the amended and restated agreement will continue until such time as VeriChip requests that we cease performing the transition services, provided that we are not obligated to continue to provide the transition services for more than twenty-four months following the effective date. Except for any request by VeriChip that we cease to perform transition services, subject to certain notice provisions, the agreement may not be terminated by either party except in the event of a material default in our delivery of the transition services or in VeriChip’s payment for those services. The services to be provided by us under the amended and restated transition services agreement are the same as those provided under the initial agreement. The estimated monthly charge for the fixed costs allocable to these services has been increased to approximately $72,000 per month, primarily as the result of an increased allocation for office space.
The terms of the transition services agreement and the amendment and restatement of the agreement were negotiated between certain of VeriChip’s executive officers and certain executive officers of ours. These executive officers were independent of one another and the terms of the agreement were based upon historical amounts incurred by us for payment of such services to third parties. However, these costs may not necessarily be indicative of the costs which would be incurred by VeriChip as an independent stand alone entity.
The cost of these services to VeriChip was $0.8 million and $0.5 million and $0.4 million in the years ended December 31, 2006, 2005 and 2004, respectively.
Loan Agreement with VeriChip
We have funded and financed VeriChip’s operations since it began operation in January 2002, which resulted in an amount due to us by VeriChip totaling approximately $8.6 million (which included $0.4 million of accrued interest) at December 31, 2005. On December 27, 2005, we and VeriChip converted the amounts due, including interest accrued, into a $8.5 million revolving line of credit under the terms of a loan agreement, security agreement and a revolving line of credit note.
On October 6, 2006, we and VeriChip entered into an amendment to the loan agreement which increased the principal amount available thereunder to $13.0 million and changed the interest rate to a fixed rate of 12% per annum. Previously, VeriChip’s indebtedness to us bore interest at the prevailing prime rate of interest as published from time to time by The Wall Street Journal. That amendment further provided that the loan matured in July 2008 but could be extended at our option through December 27, 2010.
On January 19, 2007, February 8, 2007 and again on February 13, 2007, we and VeriChip entered into further amendments to the loan documents which increased the maximum principal amount of indebtedness that VeriChip may have incurred to $14.5 million. A portion of this increase was used to cover approximately $0.7 million of intercompany advances made to VeriChip by us during the first week of January 2007. Upon the consummation of VeriChip’s initial public offering on February 14, 2007, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness to us under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement as amended on February 8, 2007, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of its offering. VeriChip paid the $3.5 million on February 14, 2007. VeriChip is not obligated to repay an additional amount of its indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, shall be added to the principal amount. Commencing January 1, 2008 through January 1, 2010, VeriChip is obligated to repay $0.3 million on the first day of each month. A final balloon payment equal to the outstanding principal amount then due under the loan plus all accrued and unpaid interest will be due and payable on February 1, 2010. As of December 31, 2006 and February 28, 2007, approximately $13.6 million and $11.6 million was outstanding under the loan documents, as amended, respectively.
The loan is collateralized by interests in all property and assets of VeriChip, including the stock of VeriChip’s subsidiaries, but is not secured by any of the property or assets of VeriChip’s subsidiaries.
Loan with InfoTech
We and InfoTech have entered into a loan agreement as more fully described in Note 16.

The following related party transactions are not eliminated in the consolidation of ours and our subsidiaries results of operations:
Legal Fees Paid to Akin Gump Strauss Hauer & Feld LLP
During the year ended December 31, 2006 and 2005, VeriChip incurred legal fees of $1.1 million and $0.1 million, respectively, to VeriChip’s legal counsel, Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Tommy G. Thompson, a partner with Akin Gump, had been a member of VeriChip’s board of directors since July 2005, and, as a result of his directorship services, holds fully vested options to purchase 0.1 million shares of our common stock. Effective March 8, 2007, Mr. Thompson resigned his directorship position with VeriChip.
Share Exchange with the Former Shareholders of DSD Holdings
We and the former shareholders of DSD Holdings exchanged, per the terms of a share exchange agreement dated April 12, 2006, shares of our common stock for shares of Digital Angel’s common stock that the former shareholders of DSD Holdings received in connection with a buyout agreement between the former shareholders of DSD Holdings and Digital Angel. The share exchange agreement and the buyout agreement are more fully discussed in Note 3. One of the former shareholders of DSD Holdings, LANO Holdings Aps, is 100% owned by Lasse Nordfjeld, DSD Holding’s current chief executive officer.
DSD Holdings leases a 13,600 square foot building located in Hvidovre, Denmark. The building is occupied by DSD Holding’s administrative and production operations. The lease agreement has no expiration but includes a three month termination notice that can be utilized by the owner or DSD Holdings. DSD Holdings leases the building from LANO Holding Aps. LANO Holding Aps is 100% owned by Lasse Nordfjeld, DSD Holding’s CEO.
23. Exit and Disposal Activity
Closing of Vancouver, BC Operations
In November 2006, VeriChip combined its healthcare security operations into an existing facility located in Ottawa, Ontario, Canada to eliminate duplicative functions and, we believe, to improve operating efficiencies. The combination entailed the closing of operations in Vancouver, British Columbia. VeriChip expects to complete the combination in the first quarter of 2007. As a result of the combination, as of December 31, 2006, we have incurred charges of $0.9 million, resulting primarily from severance payments, fixed asset write-offs and Canadian tax assets allowances. As of December 31, 2006, approximately $0.3 million of these expenses were recorded as a liability. We expect to incur additional exit costs during the first quarter of 2007 of approximately $0.3 million, consisting of charges relating to termination benefits.
24. Notes Received for Stock Issuances
During the years ended December 31, 2006, 2005 and 2004, we (incurred) recovered approximately $(0.6) million, $(0.7) million and $0.3 million, respectively, of charges related to changes in the valuation reserves and/or the foreclosure of certain notes received for stock issuances. The shares of our common stock that we had issued and that had been securing these notes, which were issued to certain of our current and former directors and officers, were restricted and such shares were retained by us upon the foreclosure of these loans. These shares have been retired.

25. Supplemental Cash Flow Information
The changes in operating assets and liabilities are as follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Decrease in accounts receivable and unbilled receivables	$(3,467)	$(4,752)	$(650)
Increase in inventories	1,313	(1,159)	1,529
(Increase) decrease in other current assets	1,386	(490)	(651)
Increase in other assets	—	—	(13)
Decrease in accounts payable, accrued expenses and other liabilities	(3,883)	(3,393)	(7,207)

	$(4,651)	$(9,794)	$(6,992)

In the years ended December 31, 2006, 2005, and 2004, we had the following non-cash investing and financing activities (in thousands):

	2006	2005	2004
Issuance of shares, warrants, and options for business acquisition	$—	$12,652	$—
Issuance of shares for purchase of minority interest	907	—	—
Deferred offering costs	2,924	—	—
Issuance of shares under a share exchange agreement	973	3,500	—
Instantel deferred purchase price obligation	—	3,000	—
Issuance of warrants in connection with debt	1,525	—	—
Assets acquired for long-term debt and capital leases	606	647	—
Digital Angel issuance of preferred stock for business acquisition	—	—	8,300
Digital Angel conversion of debt into common stock	—	—	2,929

26. Summarized Quarterly Data (Unaudited) (in thousands, except per share amounts)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2006
Total revenue	$27,921	$25,766	$25,007	$26,325	$105,019
Gross profit	13,050	11,178	11,427	11,540	47,195
Net loss from continuing operations attributable to common stockholders(1)	(2,321)	(2,820)	(3,210)	(17,238)	(25,589)
Net income (loss) from discontinued operations	(634)	(433)	(389)	(164)	(1,620)
Basic and diluted net (loss) income per share from continuing operations (4)	$(0.03)	$(0.04)	$(0.04)	$(0.26)	$(0.38)
Basic and diluted net income (loss) per share from discontinued operations (4)	(0.01)	(0.01)	(0.01)	—	(0.02)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2005
Total revenue	$17,674	$24,606	$23,777	$28,765	$94,822
Gross profit	7,357	10,661	10,561	12,451	41,030
Net (loss) income from continuing operations attributable to common stockholders(2)	2,036	(3086)	(2,222)	(3,468)	(6,740)
Net income (loss) from discontinued operations(3)	(427)	(363)	(483)	(4,199)	(5,472)
Basic and diluted net (loss) income per share from continuing operations (4)	$0.04	$(0.05)	$(0.03)	$(0.06)	$(0.11)
Basic and diluted net income (loss) per share from discontinued operations (4)	(0.01)	(0.01)	(0.01)	(0.06)	(0.08)

(1)	The significant increase in the fourth quarter loss, primarily relates to a goodwill impairment of $6.6 million related to our Advanced Technology segment’s GTI subsidiary and a $3.3 million payment due to our former chief executive officer.

(2)	The loss from continuing operations attributable to common stockholders for the second quarter of 2005 includes approximately $2.0 million of dividends and accretion of the beneficial conversion feature associated with our redeemable preferred stock. The income from continuing operations for the first quarter of 2005 includes a $2.3 million reduction in expense from the revaluation of debenture holders warrants settleable into shares of Digital Angel’s common stock owned by us, $0.5 million reduction of non-compensation expense related to re-priced options, and the recovery of approximately $0.5 million on a note receivable that we had previously reserved. The loss from continuing operations for the second quarter of 2005 includes $0.8 million of interest recovery as a result of the revaluation of debenture holder warrants settleable into shares of Digital Angel’s common stock owned by us. Also, included for the three-months ended June 30, 2005 was $0.5 million in legal settlement income, and $0.4 million of loss attributable to capital transactions of subsidiary. The loss from continuing operations for the third quarter of 2005 includes $0.7 million of income attributable to the reversal of certain liabilities of a business unit that we had closed during 2001. The loss from continuing operations for the fourth quarter of 2005 includes $0.9 million of expense related to compensation expense for options granted to consultants.

(3)	The loss from discontinuing operations from the fourth quarter of 2005 includes expense of $3.9 million, which is net of the effect of the minority owners’ interest, related to the impairment of OuterLink’s goodwill and intangible assets.

(4)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

FINANCIAL STATEMENT SCHEDULE
Valuation and Qualifying Accounts (in thousands)

		Additions
	Balance at	Charged to
	beginning of	cost and		Balance at end
Description	period	expenses	Deductions	of period
Valuation reserve deducted in the balance sheet from the asset to which it applies:

Accounts receivable:
2006 Allowance for doubtful accounts	760	27	9	778
2005 Allowance for doubtful accounts	697	126	63	760
2004 Allowance for doubtful accounts	729	39	71	697

Inventory:
2006 Allowance for excess and obsolescence	2,148	20	873	1,295
2005 Allowance for excess and obsolescence	1,915	908	675	2,148
2004 Allowance for excess and obsolescence	1,821	150	56	1,915

Notes receivable:
2006 Allowance for doubtful accounts	3,663	—	—	3,663
2005 Allowance for doubtful accounts	3,663	—	—	3,663
2004 Allowance for doubtful accounts	3,709	69	115	3,663

Deferred Taxes:
2006 Valuation reserve	99,008	10,215	—	109,223
2005 Valuation reserve	89,358	9,650	—	99,008
2004 Valuation reserve	87,274	2,084	—	89,358